EXHIBIT 10.113

LEASE AGREEMENT WITH WINSTON & STRAWN, LLP FOR A PORTION

OF LEO BURNETT CHICAGO BUILDING

LEASE

Dated as of January 25, 1988

BETWEEN

HARRIS TRUST AND SAVINGS BANK, not individually,

But solely as Trustee under Trust Agreement

Dated September 24, 1986 and known as

Trust No. 43770

AND

LEO BURNETT COMPANY, INC.

(Landlord)

AND

WINSTON & STRAWN

an Illinois general partnership

(Tenant)

Location of the Property:

35 WEST WACKER DRIVE

CHICAGO, ILLINOIS

(i)

7.	SERVICES	17

A.	List of Services.	17

B.	Billing for Electricity.	18

C.	Interruption of Services.	19

D.	Charges for Services.	20

E.	Energy Conservation.	20

8.	REPAIRS	20

9.	ADDITIONS AND ALTERATIONS.	21

10.	COVENANT AGAINST LIENS	21

11.	INSURANCE.	22

A.	Waiver of Subrogation.	22

B.	Tenant’s Coverage.	22

C.	Landlord’s Coverage.	23

D.	Avoid Action Increasing Rates.	23

E.	Unobtainability.	23

12.	FIRE OR CASUALTY.	23

13.	WAIVER OF CLAIMS.	25

14.	NONWAIVER.	25

15.	CONDEMNATION.	25

16.	ASSIGNMENT AND SUBLETTING.	27

17.	SURRENDER OF POSSESSION.	30

18.	HOLDING OVER.	30

19.	ESTOPPEL CERTIFICATE.	31

20.	OBLIGATIONS TO MORTGAGEES.	31

A.	Subordination.	31

B.	Notice to Landlord and Mortgagee.	32

21.	CERTAIN RIGHTS RESERVED BY LANDLORD.	32

22.	RULES AND REGULATIONS.	34

23.	LANDLORD’S REMEDIES.	34

24.	EXPENSES OF ENFORCEMENT.	36

25.	COVENANT OF QUIET ENJOYMENT.	36

26.	REAL ESTATE BROKER.	36

27.	MISCELLANEOUS.	37

(ii)

A.	Rights Cumulative.	37

B.	Interest.	37

C.	Terms.	37

D.	Binding Effect.	37

E.	Lease Contains All Terms.	37

F.	Delivery for Examination.	37

G.	No Air Rights.	37

H.	Transfer of Landlord’s Interest.	38

I.	Landlord’s Title.	38

J.	Prohibition Against Recording.	39

K.	Captions.	39

L.	Only Landlord/Tenant Relationship.	39

M.	Application of Payments.	39

N.	Definition of Landlord and Tenant.	39

O.	Time of Essence.	39

P.	Governing Law.	39

Q.	Partial Invalidity.	39

28.	LANDLORD’S SPECIAL AGREEMENTS.	40

A.	Parking.	40

B.	Telecommunication Dish.	40

C.	Building Quality.	40

D.	Elevators.	41

E.	Storage Space.	41

F.	Mezzanine.	41

29.	NOTICES.	41

30.	TENANT’S EXPANSION.	42

31.	LIMITATION ON LIABILITY	46

32.	TENANT’S OPTION TO EXTEND.	47

33.	CONSENTS.	47

34.	DETERMINATION BY ARBITRATION	48

(iii)

EXHIBITS

EXHIBIT A	FLOOR PLAN OF PREMISES

EXHIBIT B	LEGAL DESCRIPTION OF LAND

EXHIBIT C	BR/RSF

EXHIBIT D	BASE BUILDING SHELL AND CORE DEFINITION AS IT APPLIES TO TENANT FLOORS

EXHIBIT E	SPECIFICATIONS FOR BUILDING STANDARD TENANT IMPROVEMENTS

EXHIBIT F	JANITORIAL SERVICES

EXHIBIT G	FORM OF TENANT ESTOPPEL CERTIFICATE

EXHIBIT H	RULES AND REGULATIONS

EXHIBIT I	LEGAL DESCRIPTION OF HOTEL SITE

EXHIBIT J	MEMORANDUM OF LEASE

EXHIBIT K	BASE BUILDING PLANS AND SPECIFICATIONS

EXHIBIT L	FORM OF PROMISSORY NOTE

(iv)

LEASE

35 WEST WACKER DRIVE

CHICAGO, ILLINOIS

AGREEMENT OF LEASE made as of this 25th day of January, 1988 (hereinafter referred to as the “Lease”) between HARRIS TRUST AND SAVINGS BANK, not individually but as trustee under a trust agreement dated September 24, 1986 and known as Trust No. 43700 (“Trustee”) and LEO BURNETT COMPANY, INC., a Delaware corporation and the sole beneficiary of Trustee (“Burnett”) (Trustee and Burnett being hereinafter collectively referred to as “Landlord”), and WINSTON & STRAWN, an Illinois general partnership, whose present address is One First National Plaza, Chicago, Illinois 60603 (hereinafter referred to as “Tenant”);

WITNESSETH:

Landlord hereby agrees to lease to Tenant, and Tenant hereby agrees to accept, the premises (hereinafter referred to as the “Premises”) on Floors 48 through 40 inclusive as designated on the plans attached hereto as Exhibit A in the building to be known as 35 West Wacker Drive (hereinafter referred to as the “Building”) to be located on a parcel of land at the southeast corner of Wacker Drive and Dearborn Street, in the City of Chicago, Cook County, Illinois and more particularly described in Exhibit B attached hereto and made a part hereof (hereinafter referred to, together with all present and future easements, additions, improvements and other rights appurtenant thereto, as the “Land”), subject to the terms and conditions of this Lease.

In consideration thereof, Landlord and Tenant covenant and agree as follows:

1. TERM AND PREMISES.

A. Term. The term of this Lease (hereinafter referred to as the “Term”) shall commence on the date (hereinafter referred to as the “Commencement Date”) which is the later of the Full Delivery Date (as defined below) or April 1, 1989. Unless sooner terminated as provided herein, the Term shall end on the thirty-first day of December 2009, as such date may be extended pursuant to Paragraph 1.D. below or by the exercise of the option conferred upon Tenant under this Lease (hereinafter referred to as the “Termination Date”).

B. Premises. The Premises include the highest floor in the Building, other than any area occupied by mechanical equipment, and eight (8) contiguous full floors and contain 207725 RSF (as defined in Paragraph 2 hereof).

C. Delivery. Landlord shall use its best efforts to achieve substantial completion of the Building and Premises pursuant to the Building Plans (as defined in Paragraph 4.A. hereof) and pursuant to the Plans (as defined in Paragraph 4.F. hereof) and to deliver the Premises for Tenant’s occupancy by April 1, 1989 which date shall be extended as a result of Tenant Delays (as defined in Paragraph 4.J. (hereof) and Unavoidable Delays for a period equal to any and all such Delays. The date on which the full Premises are so substantially completed and delivered to tenant for occupancy is hereinafter referred to as the “Full Delivery Date.” Notwithstanding the foregoing, in no event shall the Full Delivery Date occur until (i) Tenant shall have had access to the Premises for the purpose of any construction and installation to be performed by Tenant, for a period of thirty (30) days and (ii) Landlord shall have given Tenant thirty (30) days’ prior notice as to the date of the Full Delivery Date. “Unavoidable Delays” shall man delays or interruptions caused by strikes, lockouts, failure of power, restrictive governmental laws or regulations, condemnations, riots, insurrections, war, fire, or other casualty, acts of God, or other reasons not within the control of the party delayed in performing work or doing acts required under the terms of this Lease. It shall be a condition of the right to claim an extension of time as a result of an Unavoidable Delay that the party seeking such extension shall notify the other party (i) within thirty (30) days after such party has knowledge of the existence of the Unavoidable Delay(s) specifying the nature and estimated length thereof, and (ii) within thirty (30) days after the termination of such Unavoidable Delay.

D. Delays.

(i) If the Full Delivery Date has not occurred prior to February 1, 1990, which date shall be extended (a) as a result of Tenant Delays for a period equal to any and all such Tenant Delays and (b) as a result of Unavoidable Delays for a period equal to any and all such Unavoidable Delays, but not more than six (6) months as a result of Unavoidable Delays, Tenant shall have the right to terminate this Lease. Such termination shall only be effective if Tenant gives written notice of termination to Landlord not later than thirty (30) days after such date. This Lease shall terminate upon such notice without further liability of Landlord or Tenant, except that on such termination Landlord shall reimburse Tenant for Tenant’s Hold-over Costs as provided in Paragraph 1.D.(iii) following. Tenant shall have a period of thirty (30) days after its notice of termination to remove its trade fixtures and its furniture and other personal property as permitted under Paragraph 17 hereof. Neither Landlord nor Tenant shall be responsible to make any reimbursement to the other for any costs incurred or items delivered pursuant to this Lease, other than the Hold-over Costs. All improvements to the Premises other than the items which Tenant may remove under Paragraph 17 hereof shall be and remain the property of Landlord.

(ii) Unless Tenant gives notice to terminate this Lease pursuant to Paragraph 1.D.(i) above, this Lease shall continue in full force and effect.

(iii) Landlord shall reimburse Tenant for “Hold-over Costs” (as hereinafter defined) incurred by Tenant, as and when the Hold-over Costs are incurred and promptly after notice thereof by Tenant, because the Commencement Date has not occurred on or before April 30, 1989, which date shall be extended as a result of and for a period equal to any and all Tenant Delays to the extent such date is not met by reason of such Tenant Delays (the “Hold-over Date”). For purposes of this part (iii) of Paragraph 1.D., (a) Tenant Delays shall be calculated on a floor-by-floor basis, and (b) Tenant Delays which delay substantial completion of only some floor or floors of the full Premises shall extend the date of April 30, 1989, only with respect to such portion of the full Premises. As used herein, the term “Hold-over Costs” shall mean and include only (a) extra moving and storage expenses and other relocation expenses (if a double move or longer storage is made necessary), (b) rental costs (which term includes, without limitation, operating expenses and taxes) in excess of the Rent that would be payable hereunder (without regard to any abatement provided for herein) for space which Tenant occupies because the Commencement Date has not occurred by the Hold-over Date except that such rental costs prior to January 1, 1990 plus a period equal to any Tenant

Delays shall not include rental costs attributable to Tenant’s current space at One First national Plaza, (c) any increase in the costs of labor or material for Tenant’s improvements to the Premises because the Commencement Date has not occurred by the Hold-over Date, (d) any reasonable additional fees for Tenant’s Space Planner for performing additional fees for Tenant’s Space Planner for performing additional or out-of-sequence services because the Commencement Date has not occurred by the Hold-over Date, and (e) any other reasonable out-of-pocket costs paid by Tenant as a result of such delay.

(iv) Except for the termination right and “Hold-over Costs” expressly provided in this Paragraph 1, and the extension of the Term, Base Rent abatement and Additional Rent Limitation provided for below, Landlord shall have no liability to Tenant as the result of a delay in the Commencement Date if the Commencement Date occurs after April 1, 1989.

(v) In the event that the Full Delivery Date is delayed beyond January 1, 1990 and to the extent that such delay is not caused by reason of Tenant Delays and the Lease is not terminated pursuant to Paragraph 1.D.(i) above, the Termination date shall be extended for a period equal to any and all such delays other than Tenant Delays.

(vi) To the extent that the Full Delivery Date is delayed due to Tenant Delays, the Full Delivery Date for the purpose of Tenant’s rental obligations shall be deemed to have occurred on the date it would have occurred but for such Tenant Delays and Tenant’s rental obligations shall commence on the basis of such date, but Base Rent shall not in any event commence before the Base Rent Commencement Date (as defined in Paragraph 2 below).

E. Memorandum. Within sixty (60) days after the Full Delivery Date, if it is deemed necessary by either party, Landlord and Tenant agree to enter into a Lease amendment for the purpose of memorializing the Commencement Date, the Full Delivery Date and the Termination Date, and clarifying and evidencing such other matters as Landlord or Tenant may reasonably request.

2. BASE RENT.

Tenant shall pay to Landlord or Landlord’s agent at 35 West Wacker Drive, Chicago, Illinois, or at such other place as Landlord may from time to time designate in writing, in currency which, at the time of payment, is legal tender for private or public debts in the United States of America, “Base Rent” at an annual rate which is equal to the number of RSF within the Premises times the particular BR/RSF (as hereinafter defined) in effect at such time for the RSF within the Premises. Such annual rate shall be paid in monthly installments of one-twelfth of the then-current annual rate in advance on or before the first day of each and every month during the Term without demand and without any set-off or deduction whatsoever, except as expressly provided herein, and except that all Base Rent for an space leased hereunder shall be abated until the later of (i) January 1, 1990, or (ii) the date which is nine (9) months after the Full Delivery Date (but such nine (9) month period shall be reduced by a period equal to delay in occurrence of the Full Delivery Date caused by Tenant Delays) (the “Base Rent Commencement Date”). Any Base Rent payable for the partial month in which the Base Rent Commencement Date occurs shall be paid on the first day of the following month.

“BR/RSF” shall mean the amounts determined in accordance with the schedule attached hereto as Exhibit C.

“RSF” shall mean, as the context requires, one square foot or a number of square feet of Rentable Area in any given space. Landlord’s architect shall certify the number of RSF in the Building and the Premises to Tenant prior to the Commencement Date. In the event of a change in the RSF of the Building or the Premises after such certification, Landlord’s architect shall certify such change to Tenant and Tenant’s Proportionate Share (defined below) and such other calculations provided for herein which are affected by the RSF of the Building and the Premises shall be adjusted in proportion therewith.

“Rentable Area” shall be computed by measuring to the inside finished surface of the glass line (including windows or glass panels) without deduction for any columns or projections necessary to the Building and shall include all areas within such inside finished surface, other than retail areas (as used herein, retail areas shall include areas used for any commercial use), public stairs, elevator shafts, flues, stacks, pipe shafts and other major vertical penetrations of the floor. Rentable Area shall include:

(i) With respect to each single tenancy floor, toilets, air-conditioning rooms, fan rooms, janitor closets, lobbies, elevator lobbies, electrical closets and telephone and other telecommunication closets within and serving only such floor (or only floors occupied by the same tenant); and

(ii) With respect to each multiple tenancy floor, for each particular premises on that floor, its share of the areas described in the preceding clause (i) together with the particular premises’ share of all public corridors and other public areas on such floor, as they may be adjusted from time to time. The tenant spaces on a multiple tenancy floor shall share 100% of the Rentable Area of that full floor. The share of each tenant’s space shall be based upon the usable area contained in that tenant’s space (which shall be measured to the center of partitions that separate such space from other tenant spaces or public areas) compared to the total usable area on that full floor.

The Rentable Area of the Building shall not include the lobby of the Building or portions of the Building mezzanine, first floor or basement or any other portions of the Building which are leased for or designed to be used for retail or parking or storage purposes.,

3. ADDITIONAL RENT.

In addition to paying the Base Rent specified in Paragraph 2 hereof, Tenant shall pay as “Additional Rent” the amounts described in this Paragraph 3. The Base Rent and the Additional Rent are sometimes herein collectively referred to as the “Rent.” All additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent, except that Additional Rent shall commence on the Commencement Date, without any initial abatement. Without limitation on other obligations of Tenant which shall survive the expiration of the Term, the obligations of Tenant to pay additional Rent accrued prior to the Termination Date shall survive the expiration of the Term. For any partial Calendar Year, Tenant shall be obligated to pay only a pro rata share of the Additional Rent for such Calendar Year, based on the number of days of the Term falling within such Calendar year. Notwithstanding anything to the contrary contained herein, for Calendar Years 1989, 1990, 1991 and 1992 only (subject to the following sentence), Tenant shall pay as Additional Rent for the applicable Calendar Year, the lesser of (i) Additional Rent as calculated herein, or (ii) $0.833 per RSF per month for that portion of the Term falling within 1989 and 1990, $0.958 per RSF per month for that portion of the Term falling within 1991, and $1.125 per RSF per month for that portion of the Term falling within 1992 as the case may be (the “Additional Rent Limitations”). In the event that the Commencement Date is delayed beyond January 1, 1990, then, to the extent that such delay is not the result of a Tenant Delay, the starting and ending dates of the Additional Rent Limitation for 1992 shall be extended into 1993 for a period of time equal to the amount of time the Commencement Date is so delayed beyond January 1, 1990 by delays other than Tenant Delays.

A. Definitions. As used in this Paragraph 3, the terms:

(i) “Calendar Year” shall mean each calendar year in which any part of the Term falls, through and including the year in which the Term expires.

(ii) “Tenant’s Proportionate Share” shall mean the percentage calculated by dividing the number of RSF contained in the Premises by the number of RSF contained in the Building. If at any time there has been delivered to Tenant for occupancy less than all of the Premises, and Tenant has accepted such delivery for occupancy by Tenant, Tenant’s Proportionate Share during such period shall be based on the RSF contained in the portion of the Premises as has been delivered to Tenant from time to time. Wherever Tenant is required to pay Tenant’s Proportionate Share of an item of Taxes or Operating Expenses pursuant to this Paragraph 3, the cost to Tenant for such item (on a per RSF basis) shall never be more than the lowest cost (on a per RSF basis) allocated to and paid for on account of such item for any other portions of the Rentable Area of the Building.

(iii) “Taxes” shall mean taxes levied, assessed or imposed against Landlord in connection with the Land, the Rentable Area of the Building, the operation thereof or any rights or responsibilities related thereto. “Taxes” shall mean in any Calendar Year: (a) real estate taxes and assessments, special or otherwise, levied or assessed upon the Land or the Rentable Area of the Building; (b0 ad valorem taxes for any personal property owned or leased by Landlord and used exclusively in connection with the Rentable Area of the Building; (c) any tax, assessment, charge or fee which is imposed in substitution for, or in lieu of an increase in, such real estate taxes or ad valorem personal property taxes; (d) ANY INCOME OR FRANCHISE TAX BASED ON Landlord’s income from the Land and the Rentable Area of the Building which taxes such income in a different manner than income from sources other than the ownership and operation of income-producing real estate and which taxes such income solely because it is from the ownership and operation of income-producing real estate; and (e) a tax on rents or leases. Taxes shall also include, in the year paid, all reasonable fees for consultants and attorneys and all other costs incurred by Landlord in seeking to obtain a reduction of, or a limit on the increase in, any Taxes, regardless of whether any reduction or limitation is obtained. Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, or capital stock tax or any income taxes other than those described above. With respect to any Taxes which include assessments against income or property not related to the Land or the Rentable Area of the building, Taxes shall include only that portion of such Taxes which would be payable if the Land and the Rentable Area of the Building and all rights related thereto were the only assets of Landlord.

(iv) “Operating Expenses” shall mean all expenses, costs and disbursements of every kind and nature (determined for the applicable Calendar Year on an accrual basis) paid by Landlord in connection with the management, operation, maintenance and repair of the Land and the Rentable Area of the Building, except the following:

a. Costs of capital improvements, renovations or decorating for any tenant’s premises;

b. Principal or interest payments on loans secured by mortgages or trust deeds on the Building or Land or rent payable on any ground lease of the Land;

c. Costs of capital improvements to the Land or Rentable Area of the Building, except that Operating Expenses shall include (a) the cost of any capital improvement completed after full completion of the Building to Base Building Condition which is initially projected in good faith by Landlord to reduce any component of Operating Expenses, provided that the cost of the capital improvement does not exceed $50,000, or if such cost does exceed $50,000, then (i) such cost must be evenly amortized over the useful life of each such capital improvement with interest on the unamortized amount at the rate which is the lower of (x) 1% per annum above the alternate base rate II rate of interest announced from time to time by Citibank, N.A. (“Citibank”) or the prime rate announced from time to time by any other bank designated by Landlord if Citibank is not at any time announcing its alternate base rate II (but in no event at a rate which is more than the highest lawful rate allowable in the State of Illinois) (“Prime Rate”), or (y) the rate of interest paid by Landlord to obtain the funds for such improvement (ii) such amortized costs (including interest as aforesaid) shall only be included in Operating Expenses under this Lease for that portion of the useful life of the capital improvement which falls within the Term, (iii) that portion of the annual amortized costs (including interest as aforesaid) to be included in Operating Expenses shall be the lesser of such annual costs or the reasonably projected annual reduction in Operating Expenses for that portion of the useful life of the capital improvement which falls within the Term, as reasonably estimated by Landlord in detail by expense category prior to making such capital improvement, (iv) all elements of such projection shall be completed in accordance with generally accepted accounting principles and practices in effect at the time the capital improvement is proposed to be made, and (v) a copy of such projection and the underlying calculations shall be furnished to Tenant upon request by Tenant prior to Landlord’s including the cost of any such capital improvement in Operating Expenses; and (b) provided that conditions (a)(i) and (a)(ii) above are satisfied, the cost of any capital improvement which is made by Landlord to keep the Land or Rentable Area of the Building in compliance with all governmental rules and regulations applicable from time to time thereto, except those enacted prior to the Full Delivery Date, provided that the maximum amount payable by Tenant in any Calendar Year through and including the year 2009 as a result of the amortized compliance costs permitted to be included in Operating Expenses under this clause (b) of Paragraph 3.A.(iv)(c) shall not exceed the product of One Dollar ($1.00) and the RSF then contained in the Premises;

d. All expenses for which Landlord is entitled to receive any reimbursement to the extent of such entitlement, other than indirect reimbursement by the payment by any tenant of base rent or its share of Operating Expenses;

e. Depreciation;

f. The cost of correcting defects in the construction of the Building or in the Building equipment provided that this shall not exclude the cost of normal repair, maintenance and replacement (other than capital improvements) expected with the construction materials and equipment installed in the Building in light of their specifications;

g. Any penalty charges incurred by Landlord due to the violation of any law;

h. Costs for sculptures, paintings and other objects of art located within the Building, except only for the costs of maintaining and protecting such objects in the public areas of the Building;

i. Attorneys’ fees, costs and other expenses incurred in connection with obtaining or servicing any loans related to the Land or Building;

j. Attorneys’ fees, costs and disbursements and other expenses incurred in connection with tenant leases, including, without limitation, negotiations with prospective tenants or disputes with any tenant, but Operating Expenses shall include any expenses incurred in the performance of any of Landlord’s obligations under such tenant leases which are reimbursed by tenants’ payment of Operating Expenses;

k. Expenses for repairs or other work occasioned by a casualty, except that Operating Expenses shall include the cost of repairs or other work occasioned by a casualty to the extent that such cost is not covered by Landlord’s insurance described in Paragraph 12.C. hereof because of the deductible amount permitted in Paragraph 12.C.;

l. Taxes;

m. Real estate brokers’ commissions or compensation and other expenses (including, without limitation, architectural, space planning or engineering services) incurred in leasing or procuring tenants;

n. The cost of any repair made by Landlord pursuant to or as a result of condemnation;

o. The cost of installing, operating and maintaining any specialty facility, such as an observatory, broadcasting facilities, luncheon club, athletic or recreational club, cafeteria or dining facility;

p. Executive salaries above the grade of Building Manager;

q. Expenses incurred in connection with services or other benefits of a type or quantity which are not provided to Tenant but which are provided to another tenant or occupant of the Building (including, without limitation, increased insurance costs by reason of a special or additional risk related to another tenant);

r. Any fees and expenses paid to an agent which is related to Landlord or Beneficiary to the extent such fees or expenses are in excess of the customary market amounts which would be paid in the absence of such relationship;

s. Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; and

t. Expenses incurred by Landlord, if any, in connection with the operation, cleaning, repair, safety, management, security, maintenance or other services of any kind provided to any portions of the Building which are leased, or designed to be used for, retail garage or storage purposes.

B. Allocation of Operating Expenses. If at any time during the Term less than ninety-five percent (95%) of the then current Rentable Area of the Building is occupied by tenants, at Landlord’s option those components of Operating Expenses which vary with occupancy shall be removed from general Operating Expenses and allocated to the portion of the Building which is actually occupied by tenants and generating such components of Operating Expenses. Such special allocation shall be made on a pro rata basis over the occupied Rentable area in the Building, based on both the comparative Rentable Areas of the occupied premises and the portion of such Calendar Year during which such premises were occupied. Notwithstanding the foregoing, Tenant shall not be obligated to pay more for any such allocated expense than Tenant would pay if the then current Rentable Area of the Building was ninety-five percent (95%) occupied by tenants. Operating Expenses which do not vary with occupancy, such as public liability insurance and lobby maintenance, will continue to be allocated on a pro rata basis over the Rentable Area of the Building whether or not occupied and Tenant shall only be responsible for its Proportionate Share of such Operating Expenses.

C. Expense Adjustment. Tenant shall pay to Landlord or Landlord’s agent as Additional Rent, an amount (“Expense Adjustment Amount”) equal to Tenant’s Proportionate Share of the amount of Operating Expenses incurred with respect to each Calendar Year plus Tenant’s pro rata share of the special allocation of Operating Expenses to occupied premises if Paragraph 3.B. is applicable for such Calendar Year. The Expense Adjustment Amount with respect to each Calendar Year shall be paid in monthly installments during such Calendar year in an amount reasonably estimated by Landlord and communicated by written notice to Tenant. The monthly estimated installments shall not be changed more than twice in any Calendar Year. Such estimates shall be computed in a reasonable manner and shall take into account actual increases in Operating Expenses for the preceding Calendar Year. In no event shall such estimates exceed the maximum Additional Rent that could be payable by Tenant as a result of the operation of the applicable Additional Rent Limitation, if any, for such Calendar Year. Landlord shall cause to be kept books and records showing Operating Expenses in accordance with an appropriate system of accounts and accounting practices consistently maintained. Following the close of each Calendar Year, Landlord shall cause the amount of the Expense Adjustment Amount for such Calendar Year to be computed based on Operating Expenses for such Calendar Year and shall deliver to Tenant a statement of such amount plus a statement of all estimated installments paid by Tenant with respect to such Calendar Year. Such statement shall be prepared and certified by a certified public accountant, setting forth in detail the computation of the Expense Adjustment Amount. Tenant shall pay to Landlord any deficiency shown by such statement within thirty (30) days after receipt of such statement. If the installments paid exceed the amount due, Landlord shall either credit the excess against payments next due to Landlord from Tenant hereunder or, if such credit is in excess of payments due within thirty (30) days thereafter and if Tenant is not then in default hereunder, refund the excess to Tenant within fifteen (15) days thereafter. The obligation of Landlord to refund excess amounts shall survive expiration of the Term. Delay in computation of the Expense Adjustment Amount shall not be deemed a default hereunder or a waiver of Landlord’s right to collect the Expense Adjustment Amount; however, in the event of such a delay which extends more than ninety (90) days after Landlord has received all bills and invoices necessary to so compute the Expense Adjustment Amount, Landlord shall pay or credit to Tenant interest at the rate of one percent (1%) plus Prime Rate on any excess amount which Landlord is obligated to credit or refund to Tenant calculated from such 90th day until the amount is so credited or refunded to Tenant.

D. Tax Adjustment. Tenant shall pay to Landlord or Landlord’s agent as Additional Rent, an amount (“Tax Adjustment Amount”) equal to Tenant’s Proportionate Share of the amount of Taxes due and payable during each Calendar Year. The Tax Adjustment Amount shall be paid in monthly installments during the Term in an amount reasonably estimated from time to time by Landlord and communicated by written notice to Tenant if such taxes are required to be paid or deposited by Landlord in monthly installments. If such taxes are not required to be so paid or deposited by Landlord, the Tax Adjustment Amount shall be paid not later than thirty (30) days prior to the date on which such Taxes are required to be paid by Landlord. If Tenant’s Proportionate Share of any installment of Taxes which is payable at any time during the Term exceeds the amount of such installments then held by Landlord, Tenant shall, within thirty (30) days after the written request of Landlord, pay such excess to Landlord. Following the final payment of Taxes for each Calendar Year, Landlord shall cause the amount of the Tax Adjustment Amount for such Calendar Year to be computed and deliver to Tenant a statement of such amount plus a statement of all estimated installments paid by Tenant applied to such Taxes and any balance then held by Landlord. Landlord shall credit to Tenant interest on any monthly installments at the rate of 1% per annum above the Prime Rate. If the installments then held by Landlord exceed the amount reasonably necessary, when aggregated with subsequent monthly installments, to pay the next installment of Taxes, Landlord shall either credit the excess against payments next due to Landlord from tenant hereunder or, if such credit is in excess of payments due within thirty (30) days thereafter and if Tenant is not then in default hereunder, refund the excess to Tenant within fifteen (15) days thereafter. The obligation of Landlord to refund any such excess shall survive the expiration of the Term. The amount of any refund of Taxes received by Landlord shall be credited against Taxes for the year in which such refund is received. In determining the amount of Taxes for any year, the amount of special assessments to be included shall be limited to the amount of the installment (plus any interest payable thereon) of such special assessment required to be paid during such year as if the Landlord had elected to have such special assessment paid over the maximum period of time permitted by law. All references to Taxes “for” a particular year shall be deemed to refer to Taxes payable during such year without regard to when such Taxes are levied or assessed. Delay in computation of the Tax Adjustment Amount shall not be deemed a default hereunder or a waiver of Landlord’s right to collect the Tax Adjustment Amount.

E. Books and Records. Landlord agrees to keep true and accurate records of all Operating Expenses and Taxes. Landlord agrees to grant Tenant and Tenant’s agents reasonable access to Landlord’s books and records during normal business hours at Landlord’s office for the purpose of verifying Operating Expenses and Taxes incurred by Landlord and to make copies of any and all bills and vouchers relating thereto, subject to reimbursement by Tenant for the cost of such copies. Tenant shall keep all such information confidential. In the event that a review of Landlord’s books and records pursuant to this Paragraph 3.E. reveals that Landlord has overstated its Operating Expenses or Taxes for the applicable Calendar Year, Landlord shall refund the amount of such overstatement, with interest thereon at 1% per annum above the Prime Rate, and if such overstatement is in excess of three percent (3%) of the actual Operating Expenses or Taxes incurred fore such Calendar Year, Landlord shall also reimburse Tenant for the reasonable expenses incurred by Tenant in conducting such review of Landlord’s books and records and for the amounts paid to any public accounting firm reasonably acceptable to Landlord and Tenant.

4. DESIGN AND CONSTRUCTION OF THE PREMISES.

A. Base Building Construction. Landlord will diligently proceed, at Landlord’s cost and expense, to construct the Building and the Premises to “Base Building Condition” as described in Exhibit D attached hereto and made a part hereof, and in accordance with the plans and specifications identified on Exhibit K as such plans and specifications may be amended from time to time, provided that such amendments do not materially and adversely affect the quality or appearance of the Building or the size or configuration of the floors in the Building (the “Building Plans”). The Building is being designed by Kevin Roche John Dinkeloo and Associates, in association with Shaw and Associates (collectively, the “Architect”).

B. Additional Work. Landlord will perform, at Tenant’s request, and upon submission by Tenant of the necessary plans and specifications in accordance with

Paragraph 4.F. hereof, additional work in the Premises (the “Additional Work”) over and above that specified in Paragraph 4.A above, subject to the terms and conditions of this Paragraph 4.B. and Paragraphs 4.C., 4.D. and 4.E. hereof. If included in Tenant’s plans and specifications, Landlord will supply and install the items described on Exhibit E attached hereto and made a part hereof (the “Building Standard Work”) in the Premises in Landlord’s standard manner. Landlord agrees that the unit prices for all items of Building Standard Work shall not exceed Landlord’s actual costs therefor, which costs shall be those charged to Landlord by its contractors.

C. Tenant’s Work. The term “Tenant’s Work” shall mean items installed in the Premises by either Landlord or Tenant and that are not permanently affixed to the Building or which may be removed without causing substantial damage to the Building, including, but not limited to, all items of personal property, furnishing, equipment and trade fixtures and any items which are expected to require replacement during the Term. That portion of the Additional Work which constitutes Tenant’s Work shall be at Tenant’s sole expense. The cost of such work shall be due and payable by the Tenant to the Landlord on the Commencement Date, except as provided in Paragraphs 4.E. and 4.H. hereof. The Tenant shall take legal title to all items comprising the Tenant’s Work.

D. Landlord’s Work. That portion of the Additional Work done pursuant to this Paragraph which consists of items which are permanently affixed to the Building and which may not be removed without causing substantial damage to the Building (“Landlord’s Work”) shall be at the Landlord’s expenses, up to the amount of the “Allowance” as provided in Paragraph 4.E. hereof. Landlord will take title to all items comprising the Landlord’s Work and all such items shall remain as part of the premises upon termination of the Lease.

E. The Loan and the Allowance. The Landlord shall lend to the Tenant on the Commencement Date (the ‘Loan”) the amount by which the sum of (i) Sixty Dollars ($60.00) per RSF for the Premises as determined pursuant to paragraph 1 hereof as of January 1, 1988 plus (ii) Two Hundred Thousand Dollars ($200,000.00) plus (iii) an amount equivalent to Seven and 26/100 Dollars ($7.26), times the RSF of the Premises on April 1, 1988 (“Rent-based Allowance”), plus (iv) an additional amount equal to 4.5% per annum on the Rent-based Allowance from the date of execution hereof to the Commencement Date (collectively, the “Allowance”) exceeds the cost of Landlord’s Work. The proceeds of the Loan shall be disbursed to Tenant, and Tenant shall use such proceeds, solely for purposes of reimbursing Tenant for Tenant’s Work and paying costs of moving, furnishing, the acquisition and installation of telephone, data and word processing equipment, space planning, architectural fees and acquisition of assets comprising Tenant’s Work for inclusion in the Premises. The amount of the proceeds of the Loan outstanding from time to time shall be amortized based on a twelve (12) percent per annum rate of interest over the period from the Base Rent Commencement Date through the Termination Date for the initial Term. The Loan shall be payable by the Tenant in equal monthly installments of principal and interest at the same time and in the same manner specified for payment of the Base Rent in Paragraph 2 hereof. Prepayment of the Loan will be prohibited. On or before the Commencement Date, Landlord and Tenant shall agree in writing on the amount of the Loan and the monthly installments payable thereon and Tenant shall execute and deliver to Landlord a promissory note therefor in the form attached hereto as Exhibit L and made a part hereof. The monthly Base Rent payable during each such month of the initial Term shall be reduced by the monthly amount of principal and interest actually paid by Tenant on the Loan for such month.

F. Plans.

(i) Tenant has delivered to Landlord definitive single-line space plans prepared by ISD and dated November 16, 1987 regarding the location of its library, central filing, other heavy storage, heavy equipment areas and internal stairways. Tenant agrees to deliver to Landlord complete single-line space plans by January 30, 1988.

(ii) Landlord promptly, after receipt of such single-line space plans, shall direct its mechanical and electrical engineers to consult with Tenant to prepare mechanical and electrical drawings for such portions of the Premises. Tenant shall cooperate with Landlord’s engineers and provide all information necessary for the completion of the mechanical and electrical drawings by April 15, 1988. Landlord shall pay the fees for the engineers to prepare Tenant’s mechanical and electrical plans up to a maximum amount of $0.35 per RSF of the Premises and any excess of such fees over such maximum amount shall be paid by Tenant either directly or out of the proceeds of the Loan.

(iii) Landlord shall deliver to Tenant, as soon as reasonably practical (based on the detail and complexity of the plans and specifications) and, by May 1, 1988, preliminary pricing based on the single-line space plans and such outline specifications as Tenant may provide. Such preliminary pricing shall be based on the Landlord’s best estimates for Tenant’s budgeting and planning purposes, but shall not constitute any commitment by Landlord regarding the actual cost of construction Landlord and Tenant shall meet as required to discuss, revise and approve the single-line space plans and preliminary pricing by May 15, 1988.

(iv) On or before May 30, 1988, Tenant shall deliver to Landlord architectural construction drawings (including (1) to the extent necessary, furniture plans showing details of space occupancy, (2) sprinkler locations, (3) reflected ceiling plans, (4) partition and door location plans, (5) electrical and telephone plans noting any special requirements, (6) fire safety systems, (7) detail plans and (8) finish plans and schedules) and specifications for the work to be performed in such portions of the Premises which are acceptable to Tenant and sufficient in all respects for issuance of a building permit. Tenant shall also, on or before May 30, 1988, approve early release for construction of elevators, electrical work, sprinklers and duct work. Such plans shall be subject to Landlord’s reasonable approval, and if Landlord does not approve the same, Landlord shall within ten (10) days after delivery of such plans to Landlord advise Tenant of the changes required in such plans, drawings and specifications so that they will meet Landlord’s reasonable approval. Tenant shall deliver to Landlord within ten (10) days after Tenant’s receipt of such advice, revised architectural drawings and specifications incorporating such changes (the “Plans”). Landlord’s advice shall not in any way constitute a representation or warranty of Landlord as to the adequacy of the Plans for Tenant’s purposes, but shall only mean that Landlord deems the Plans compatible with the Building’s systems and structure. Tenant agrees that the Plans must be released and issued for pricing on or before June 15, 1988. Notwithstanding anything to the contrary in this Lease, the Plans must be completed and released for commencement of construction no later than July 30, 1988. Landlord will use its best efforts to commence construction of the Additional Work by August 1, 1988. Tenant may exclude certain portions of the premises from the Plans for improvement at a future date. Later construction of such excluded portions shall be made in accordance with the time periods for plan preparation, review and pricing then required by Landlord for similarly sized projects.

G. Landlord’s Construction Cost Estimate. Within thirty (30) days after submission by Tenant to Landlord of the Plans, Landlord shall provide Tenant a price for the performance of such work by Landlord’s contractors, with a detailed breakdown of such price. It is understood that such price will include a construction coordination fee and overhead payable to Landlord in the aggregate amount of the lesser of $1.00 per RSF of the Premises or two percent (2%) of the total construction costs. It is also understood that Tenant shall be subject to no additional markups, profit or general conditions in connection with construction, other than such markups, profit or general conditions as Landlord negotiates with its contractors on landlord’s (and Burnett’s) own behalf and that, in any event, Landlord’s general contractor’s (or construction manager’s) overhead, fee (including profit) and general conditions for such work shall not exceed fifteen percent (15%) of the total construction costs. Such overhead, profit and general conditions shall not include any profits payable to Landlord. Landlord shall be reimbursed by such general contractor or construction manager of Landlord for out-of-pocket payments made or actual expenses incurred by Landlord in connection with such construction, such as utility and hoisting costs during construction, solely out of the general conditions payable to such general contractor or construction manager. By written notice not later than ten (10) days following receipt of Landlord’s price, Tenant shall have the right to require Landlord to submit such work for competitive bids as provided in Paragraph 4.I. hereof, and Tenant shall receive a copy of all bids as received by Landlord. The prices agreed to pursuant to this Paragraph 4.G or Paragraph 4.I. shall be confirmed in writing by Landlord and Tenant prior to the commencement of construction of such work.

H. Payment and Application of Allowance. To the extent the cost of all the Additional Work exceeds the Allowance, Tenant shall pay to Landlord such excess as provided in this Paragraph 4.H. For payment purposes only, such excess shall be estimated based upon the Landlord’s reasonable estimate of the total cost of all work to be performed pursuant to Paragraphs 4.B., 4.C. and 4.D. for the amounts stated in Paragraph 4.G. If such estimated excess is greater than or equal to ten percent (10%) of the Allowance , such estimated excess shall be paid by Tenant from time to time during construction (after Landlord has expended $16.50 per RSF of the Premises on Additional Work) base don the percentage of completion of the work within ten (10) days after Tenant’s receipt of invoices, contractors’ sworn statements and lien waivers therefor but no sooner than five (5) days prior to Landlord’s payment date for such invoices. If such estimated excess is less than ten percent (10%) of the Allowance, the actual excess shall be paid by Tenant after the Full Delivery Date within fifteen (15) days after Tenant’s receipt of invoices, contractor’s sworn statements and lien waivers for the work to be performed pursuant to paragraph 4.B. Tenant shall be entitled to apply to such excess any credit due Tenant in accordance with Exhibit D. If required by Landlord’s mortgage lender, Tenant’s obligation to pay such excess shall be confirmed in writing by Tenant and Tenant shall provide such reasonable evidence of available funds to pay for such excess as Landlord’s lender may reasonably request. Landlord shall submit all invoices, contractors’ sworn statement and lien waivers to Tenant when submitted to the Architect and at least twenty (20) days prior to the scheduled payment date for such invoices. Tenant will be permitted to withhold that portion of the final payment which, in Tenant’s reasonable estimate is necessary to pay for the completion of “punch list” items existing as of the date of the final invoice.

I. Tenant’s Right to Require Competitive Bids. By written notice not later than (x) five (5) days after Tenant’s receipt of Landlord’s preliminary cost estimate for the work, as provided in Paragraph 4.F. (iii) hereof or (y) not later than five (5) days after Tenant’s receipt of Landlord’s construction cost pricing as provided in Paragraph 4. G., Tenant shall have the right to require Landlord’s general contractor or construction manager for tenant improvements to solicit bids from up to two (2) additional contractors for any subcontracted work. Such additional subcontractors will be selected from a pre-approved list prepared by Tenant and Landlord when Tenant notifies Landlord that it will require such additional bids. If either or both of such additional bids are lower than the original subcontractor’s bid, Tenant ay, by written notice to Landlord not more than five (5) business days after receipt of such bids, select one of the lower bids and Landlord shall cause such subcontractor to be retained to perform the subcontracted work. The prices agreed to pursuant to this Paragraph 4.I. or pursuant to Paragraph 4.,G. shall be confirmed in writing by Landlord and Tenant prior to commencement of the construction of the work.

J. Tenant Delays. The term “Tenant Delay” shall mean that portion of a delay which (i) is not an Unavoidable Delay, and (ii) is caused by Tenant’s act or omission, including without limitation:

(a) Tenant’s failure to furnish information or drawings, plans and specifications as specified in this Paragraph 4;

(b) Tenant’s failure to make any required decision within the time period required for such decision in this Paragraph 4;

(c) Tenant’s request for materials, finishes or installations other than or in excess of Landlord’s Building Standard Work which have delivery or installation dates which will not permit completion by April 1, 1989, provided that, prior to approving such request, Landlord notifies Tenant that such request will not permit completion by April , 1989;

(d) Tenant’s changes in any drawings, plans and specifications after Landlord’s approval thereof, to the extent not caused by errors or omissions of Landlord; and

(e) The performance of any other work in the Premises by any person, firm or corporation employed by or on behalf of Tenant (other than Landlord, its agents or contractors or such subcontractors as are retained pursuant to Paragraph 4.I. above).

It shall be a condition of the right to claim a tenant Delay that Landlord notify Tenant within ten (10) days after Landlord or an officer of Landlord’s beneficiary or such beneficiary’s construction supervisor learns of a delay which is a Tenant Delay. “Tenant Delay” shall not include (i) the time taken by subcontractors to submit additional bids, if so requested by Tenant in accordance with Paragraph 4.I., or (ii) any delay period which would in any event (if the Tenant Delay had not occurred) have resulted from an Unavoidable Delay or from any other cause, unless the Tenant Delay is the primary cause of such other cause and shall be reduced by an amount of time equal to any actual time saved by Tenant in meeting subsequent deadlines earlier than required.

K. Original Premises Only. This Paragraph 4 shall apply only to the Premises as determined pursuant to paragraph 1 hereof and shall not be applicable to any space subsequently added to the Premises, whether by option or right of first refusal under this Lease or otherwise, or to any portion of the Premises upon a renewal or extension of the Term of this Lease, whether by option under this Lease or otherwise, except that any unused portion of the Loan and any unused portion of the credit to Tenant pursuant to Exhibit D shall be available to Tenant for space subsequently added to the Premises.

L. Standard of Care. Landlord shall proceed diligently to commence and construct the Premises in accordance with this Paragraph 4. Landlord warrants to Tenant that all improvements constructed by Landlord on each floor of the Premises pursuant to this Paragraph 4 shall be free from defects in material and workmanship for the longer of (a) one (1) year following the delivery of such floor of the Premises, and (b) the warranty period granted Landlord by any manufacturer., supplier, contractor, subcontractor, or similar party with respect to such material and workmanship. Landlord’s liability for such construction, whether under this Lease or otherwise shall be limited to replacement of improvements which Tenant claims to be defective by written notice to Landlord given not later than the end of such one (1) year period or thirty (30) days before the end of such other warranty period, as the case may be. Under no circumstances shall Landlord be liable for consequential or incidental damages, nor shall Landlord be liable for damages caused by Tenant’s unreasonable use of or damage to the improvements.

5. USE OF THE PREMISES.

A. Reserved Areas. This Lease does not give Tenant any right to use, and Landlord hereby excludes and reserves for its sole and exclusive use, the following areas in and about the Premises: janitor closets, stairways and stairwells, fan, mechanical, electrical, telephone and similar rooms (other than those installed for Tenant’s exclusive use); elevator, pipe and other vertical shafts, flues and ducts; all areas above the acoustical ceiling and below the finished floor covering installed in the Premises (other than as required for construction and operation of the Premises and the operation of the Premises and the operation of Tenant’s business in the Premises); all other structural or mechanical elements serving other areas of the Building; and, subject to the terms of Paragraph 27.G. hereof, all subterranean, mineral, air, light and view rights. Landlord shall use such reserved areas at reasonable times and shall use its best efforts not to interfere materially with Tenant’s use and enjoyment of the Premises. Notwithstanding the foregoing reservation by Landlord, Tenant shall be permitted the reasonable use of such areas of the Building as are necessary for the connection and operation of the communications services and equipment for the Premises, and shall be permitted to use the emergency access stairways between the floors of the Premises for access between such floors, to the extent such use is lawful. Tenant shall have the right to use and enjoy the access areas and common areas of the Land and building to the same extent as other tenants.

B. Permitted Use. Tenant shall use and occupy the Premises as law offices and any other lawful purposes consistent with first-class office buildings.

C. Compliance with Laws.

(i) Tenant shall not use or permit the use of any part of the Premises for any purpose prohibited by law. Tenant shall, at its sole expense, and subject to Landlord’s compliance with subparagraph (ii) below, comply with and conform to all of the requirements of all governmental authorities having jurisdiction over the Building which relate in any way to the particular improvements, use and occupancy of the Premises by Tenant throughout the entire Term of this Lease.

(ii) Landlord shall not use or permit the use of any part of the Premises, Building or Land for any purpose prohibited by law. Landlord represents and Burnett warrants to Tenant that upon completion of the Building and Premises in accordance with the Building Plans, the Premises and Building will be in compliance with all applicable laws, ordinances and regulations.

6. POSSESSION.

A. Possession of the Premises shall be tendered to Tenant by Landlord when Landlord has substantially completed its express obligations hereunder to improve the Premises and the Building.

B. For purposes hereof, Landlord’s obligations to substantially complete the Premises shall be deemed to be met when the Premises are completed as specified in the Building Plans and in the Plans (except for any work such as telephones and shelves which the Landlord does not install), notwithstanding the fact that minor or insubstantial details of construction or mechanical adjustment remain to be performed, provided that the noncompletion of such items does not materially interfere with Tenant’s use of or access to the Premises or the ability of tenant to prepare the Premises for Tenant’s occupancy. The joint determination of Landlord’s Architect for the Building and ISD, or such other architect space planner or other building design professional as Tenant shall appoint and Landlord shall reasonably approve (“Tenant’s Space Planner”), shall be final and conclusive on the parties as to whether such obligations have been substantially completed; Tenant shall have access to the Premises for a period of thirty (30) days prior to the Commencement Date for purposes of installing equipment and furnishings, and such access shall be given when the Building and Premises are sufficiently complete to permit such work to be done in an orderly manner and to protect such work.

C. The Tenant’s taking possession of any portion of the Premises shall be conclusive evidence that such portion of the Premises was in good order and satisfactory condition when the tenant took possession, except as to latent defects and defects contained on a punch list to be prepared and signed by Landlord and Tenant based on an inspection made prior to the date on which Tenant takes possession of such portion of the Premises. Tenant may reserve objections by including such items on the punch list, even if Landlord does not agree with such objections. Such taking possession and delivery of a punch list shall not limit or affect Landlord’s warranty set forth in Paragraph 4.I. hereof. Landlord shall proceed with due diligence to complete all agreed punch list items and to correct latent defects promptly after discovery thereof. No promise of the Landlord to construct, alter, remodel or improve the Premises or the Building and no representation by Landlord or its agents respecting the Condition of the Premises or the Building have been made to Tenant or relied upon by Tenant other than as may be contained in this Lease.

7. SERVICES.

A. List of Services. Landlord shall provide the following services on all days during the term, unless otherwise stated:

(i) Heating and air conditioning, including circulation of conditioned air, when necessary for normal comfort in the Premises, from Monday through Friday, during the period from 8 a.m. to 6 p.m. and on Saturday during the period from 8 a.m. to 1 p.m., excepting legal holidays. The term “legal holidays” for the purposes of this Lease means New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Landlord’s obligations with respect to heating and air conditioning are subject to all governmental rules, regulations and mandatory guidelines applicable thereto and Landlord shall not reduce the hours or standard of heating air conditioning or ventilating services unless required to do so by applicable governmental rules, regulations, laws or ordinances. If Tenant shall require heating, ventilating or air conditioning at any time other than as set forth in this Paragraph 7.A.(i) (“after-hours), Landlord shall furnish such after-hours service upon at least one (1) hour advance notice from any employee authorized by Tenant to furnish such notice. Tenant shall pay for such after-hours service at Landlord’s reasonable actual cost of furnishing same. In the event the after-hours service is requested and shared by other tenants, Tenant’s share of such costs shall be appropriately reduced. Landlord estimates, without guaranteeing or promising the same, that the cost of after-hours air conditioning will be between $55.00 and $75.00 per hour for one floor in 1986 dollars and that the cost for additional floors shall be less than the cost for the initial floor.

(ii) Adequate electrical wiring and facilities for equipment and fixtures installed in accordance with the Building Plans and Plans and for Tenant’s incidental uses. Tenant shall bear the cost of replacement of all lamps, tubes, ballasts and starters for lighting fixtures at competitive prices. With respect to such incidental uses, adequate electrical wiring and facilities will be furnished in the Premises by Landlord, provided that (a) the connected electrical load of the incidental use equipment does not exceed an average of three (3) watts per square foot of the Premises; (b) the electricity so furnished for incidental uses will be at a nominal 120/208 volts and no electrical circuit for the supply of such incidental use will have a current capacity exceeding 20 amperes; and (c) such electricity will be used only for equipment and accessories normal to office usage. The maximum capacity of the total electrical service to the Premises to be supplied by Landlord shall be five (5) watts per RSF. If Tenant’s requirements for electricity for incidental uses or for maximum capacity are in excess of those set forth in the preceding sentences, the Landlord reserves the right to require Tenant to install the conduit, wiring and other equipment necessary to supply electricity for such excess incidental use requirements at the Tenant’s expense by arrangement with Commonwealth Edison Company or another approved local utility.

(iii) Heated and unheated city water from the regular Building outlets for drinking, lavatory (including showers, if installed) and toilet purposes.

(iv) Janitorial services as specified in Exhibit F attached hereto and made a part hereof.

(v) Window washing of the inside and outside of those windows in the Building’s perimeter walls which are situated in the Premises at intervals to be determined by Landlord, but not less than four (4) times per year.

(vi) Adequate automatic passenger elevator service at all times (and such adequate service shall mean and include (i) at all times at least two (2) passenger elevators shall be available for call to the Premises, (ii) during business hours all passenger elevators in the high rise elevator bank shall be available for call to the Premises (subject to normal maintenance and repairs), (iii) Floor 35 shall be the lowest floor in the high rise elevator bank, and (iv) if elected by Tenant, the provision of the elevator service described in Paragraph 28.D. hereof).

(vii) Freight elevator service for normal office deliveries during regular business hours, subject to scheduling by Landlord. If Tenant shall request after-hours use of the freight elevator, Tenant shall pay for such after-hours service at Landlord’s actual cost of furnishing same.

(viii) Building directory with one line for Tenant for every 400 RSF in the Premises from time to time, but not to exceed 1000 lines.

(ix) Security services as are customarily furnished by other landlords of other first-class office buildings in the City of Chicago.

(x) Maintenance of interior and exterior common areas of the Building consistent with maintenance of other first-class office buildings in the City of Chicago.

B. Billing for Electricity.

(i) Separate Metering. Tenant shall pay for the use of all electrical service to the Premises (other than the electrical service necessary for Landlord to fulfill its obligation to provide heating and air conditioning as provided in Subparagraph 7A(i) hereof) provided that Landlord can make satisfactory arrangements with the utility company supplying electricity to the Premises for separate metering and billing. Tenant shall be billed directly by such utility company and Tenant agrees to pay each bill promptly in accordance with its terms. In the event that for any reason Tenant cannot be billed directly, Landlord shall forward each bill received by it with respect to the Premises to Tenant and Tenant shall pay it promptly in accordance with its terms.

(ii) Lack of Separate Metering. If the Premises cannot be separately metered for any reason, Tenant shall pay Landlord as Additional Rent, in monthly installments at the time prescribed for monthly installments of Rent, an amount, as reasonably estimated by Landlord from time to time, and based upon evaluations made by an engineer selected by Landlord and approved by Tenant, which Tenant would pay for such electricity if the same were separately metered to the Premises by the local electric utility company and billed to Tenant at such utility company’s then current rates, but, in any event, without markup or profit to Landlord.

C. Interruption of Services.

Except for the limited abatement of Rent upon a fire or casualty described in Paragraph 12, and except as provided in the succeeding provisions of this Paragraph 7.C., Tenant agrees that Landlord shall not be liable in damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, renewals, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas or other fuel, or water, at the Building after reasonable effort so to do, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any cause beyond Landlord’s reasonable control. Except as hereinafter stated, such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this lease. Unless such repairs, renewals or improvements can be made during business hours without material interference with Tenant’s business operations, Landlord shall make such repairs, alterations, or replacements during non-business hours. Landlord further agrees, where practical, to notify Tenant in advance prior to the cessation of such service, and to estimate the duration of such cessation.

If Landlord ceases to furnish any of the services referred to in this Paragraph 7 and if (i) Landlord does not cure such failure within five (5) days after written notice from tenant to Landlord that Tenant intends to procure such services and (ii) tenant does not interfere with the use and enjoyment of the Building by other tenants, Tenant may procure such services from another source until such time as Landlord furnishes such service to Tenant and Landlord shall pay on demand the reasonable amount by which the cost of such service exceeds what such cost would have been to Tenant if Landlord had provided such service.

If Landlord ceases to furnish any of the services referred to in this Paragraph 7 or such services are interrupted, and if (i) such cessation does not arise as a result of an act or omission of Tenant (ii) such cessation does not arise as a result of a matter or condition affecting two or more city blocks, such as a city-wide power outage, (iii) as a result of such cessation, the Premises, or any floor within the Premises, is rendered untenantable (meaning a lack of elevator access or the inability to use any or all of the floor(s) within the Premises in the normal course of its business) and Tenant in fact so ceases to use such floor(s) for the normal conduct of its business, and (iv) such cessation continues for a period of seventy-two (72) consecutive hours, then, in addition to any other remedies that may be available to Tenant, the Rent payable hereunder shall be equitably abated based upon the percentage of the space in the Premises so rendered untenantable and not being used by Tenant. If such cessation was caused by Landlord’s negligence or willful misconduct or was susceptible of being cured by reasonable and prompt action by Landlord and Landlord failed to cure such cessation within such 72-hour period or such longer period as may be reasonably required, Landlord shall reimburse Tenant on demand for all direct damages, such as the cost of relocating or obtaining temporary telephone or other office services, but not consequential damages, incurred by Tenant as a result thereof. The foregoing abatement of Rent shall become effective as of the first business day following the day the affected floors) become(s) untenantable and Tenant ceases to use such floors) for the normal conduct of its business.

D. Charges for Services. Except as otherwise provided herein, the cost of providing all services required to be provided by Landlord shall be included in Operating Expenses. Charges for any service for which Tenant is required to pay directly, from time to time hereunder, including but not limited to hoisting services after-hours or during construction of the Premises or after-hours heating or air conditioning shall be due and payable ten (10) days after billing. There shall be no charge for freight elevator service in connection with Tenant’s move-in of its furniture and personal property, but the cost of elevator and hoisting service in connection with the construction of Tenant’s improvements will be payable by Tenant.

E. Energy Conservation. Notwithstanding anything to the contrary in this Paragraph 7 or elsewhere in this Lease, Landlord shall have the right to institute such policies, programs and measures on a Building-wide basis (i) with Tenant’s reasonable consent, as may be necessary or desirable, in Landlord’s reasonable judgment, for the conservation and/or preservation of energy or energy related services, or (ii) as may be required to comply with any applicable codes, rules and regulations.

8. REPAIRS.

(i) Tenant will, at Tenant’s own expense, and subject to Landlord’s compliance with its obligations in subparagraph (iii) below, keep the Premises in good order, repair and condition at all times during the Term, and Tenant shall promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances, under the supervision and subject to the approval of the Landlord, and within any reasonable period of time specified by the Landlord. If Tenant does not do so, Landlord may, upon five (5) days’ notice to Tenant or without notice in the case of emergencies, but need not, make such repairs and replacements, and Tenant shall pay Landlord the reasonable cost thereof, forthwith upon being billed for same.

(ii) Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental authority or court order or decree; provided, however, that Landlord shall make such repairs, alterations, improvements and additions with minimal interference with Tenant’s use of the Premises and Landlord shall leave the portion of the Premises affected by such work in broom-clean condition upon the completion of such work. To the extent possible, Landlord will cause any unusually disruptive activities to be conducted outside of normal business hours.

(iii) Landlord will, at Landlord’s expense, keep the Land, Building and Building systems in good order, repair and condition at all times during the Term, and Landlord shall promptly and adequately repair all damaged or broken fixtures upon thirty (30) days’ notice to Landlord or without notice in case of emergencies and without unreasonable interference to the use of the Building and other tenants, Tenant may, but need not make such repairs and replacements, and, in addition to any other remedies Tenant may have hereunder, Landlord shall reimburse Tenant for the reasonable cost thereof, forthwith upon being billed for same.

9. ADDITIONS AND ALTERATIONS.

A. Tenant shall not, without the prior written consent of Landlord, make any alterations, improvements (except normal decorating) or additions to the Premises. Landlord’s consent shall not be unreasonably withheld so long as such alterations, improvements and additions are consistent with the permitted uses of the Premises set forth in Paragraph 5.B. hereof and do not adversely affect the mechanical, electrical or structural components or common systems of the Building. If Landlord consents to said alterations, improvements or additions, Landlord may impose such reasonable conditions with respect thereto as Landlord deems appropriate, including, without limitation, requiring Tenant to furnish Landlord with insurance against liabilities which may arise out of such work, plans and specifications plus permits necessary for such work and “as-built” drawings or an accurately marked record set of drawings showing the actual location of said alterations, improvements and additions. The work necessary to make any alterations, improvements or additions to the Premises, whether prior to or subsequent to the Commencement Date, shall be done at Tenant’s expense by contractors which are reasonably acceptable to Landlord. Tenant shall promptly pay when due, the cost of all such work and of all decorating required by reason thereof. Tenant shall pay to Landlord all reasonable actual costs incurred by Landlord by reason of Landlord’s involvement with such work, including without limitation, costs and expenses incurred by Landlord to have such work inspected. All work done pursuant to Paragraph 8 or 9 shall be done in a first-class workmanlike manner using only good grades of materials and shall comply with all insurance requirements and all applicable laws and ordinances and rules and regulations of governmental departments or agencies.

B. All alterations, improvements and additions to the Premises, except Tenant’s Work that is actually removed by Tenant, whether temporary or permanent in character, made or paid for by Landlord or Tenant, shall without compensation to Tenant become Landlord’s property at the termination of this Lease by lapse of time or otherwise and shall be relinquished to Landlord in good condition, ordinary wear and tear and casualty damage referred to in Paragraph 12 excepted. Tenant shall remove certain alterations, improvements and additions on or before the termination of this Lease if (i) Landlord requests their removal, (ii) such items are not standard demising walls or other typical office improvements and (iii) Landlord notified Tenant at the time Landlord approved the installation of such items that Landlord reserved the right to require such removal (in which case Tenant shall remove the same as provided in Paragraph 17).

10. COVENANT AGAINST LIENS.

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon Landlord’s title or interest in the Land, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Except for work or services performed, or materials furnished, by Landlord or its contractors with respect to which Tenant has paid any amounts due to Landlord hereunder, Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Land, Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching, or claim thereof being asserted, Tenant covenants and agrees within ten (10) business days of learning thereof to cause it to be released and removed of record or to be bonded over by a title insurer or surety reasonably satisfactory to Landlord; provided however, that Tenant shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim upon furnishing Landlord with such security with respect to such lien or claim as may be acceptable to Landlord in its reasonable discretion. In the event that such lien is not immediately released and removed, or bonded over, or having commenced to contest the same and having given such security, if Tenant shall fail to prosecute such contest with due diligence or fail to maintain such security, Landlord, at its sole option, may take all action necessary to release and remove such lien (without any duty to investigate the validity thereof) and Tenant shall promptly upon notice reimburse Landlord for all sums, costs and expenses (including reasonable attorney’s fees) incurred by Landlord in connection with such lien.

11. INSURANCE.

A. Waiver of Subrogation. Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Building or Premises or to the contents thereof, which loss or damage is insurable by insurance policies generally available from time to time during the Term. Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company which has issued, or in the future may issue, to it policies of physical damage insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver. In the event either party’s insurer shall refuse to permit such waiver or agreement even with an additional charge, then, so long as the addition of the other party as an additional named insured is permitted and does not reduce the amount recoverable under the terms of the policy by the insuring party or otherwise adversely affect the insurance coverage, the insuring party shall add the other party as an additional insured. If either party’s insurer shall refuse both to permit such waiver or agreement even with an additional charge and to name the other party as an additional insured without adversely affecting the insurance coverage, then, in order to permit the other party to obtain alternative insurance, the mutual waivers contained in the first sentence of this Paragraph 11.A. will continue to be effective for a period of ten (10) days after the other party has been provided with written notice of the insurer’s refusal.

B. Tenant’s Coverage. Tenant shall purchase and maintain insurance during the entire Term for the benefit of Tenant and Landlord (as their interest may appear) with terms, coverages and in companies satisfactory to Landlord, and with such increases in limits as Landlord may from time to time reasonably request,, but initially Tenant shall maintain the following coverages in the following amounts:

(i) Comprehensive General Liability Insurance naming Tenant, Landlord, Landlord’s beneficiary and Landlord’s management agent covering any liability for bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, for limits of liability not less than:

Combined Single Limit	$3,000,000 each occurrence
Bodily Injury and	$3,000,000 annual aggregate
Property Damage Liability
Personal Injury Liability	$3,000,000 annual aggregate

(ii) Physical Damage Insurance covering all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value of the covered items subject to a reasonable deductible and in amounts that meet any coinsurance clause of the policies of insurance.

(iii) “Dram-shop” Insurance naming Tenant, Landlord, Landlord’s beneficiary and Landlord’s management agent covering any liability that might arise from the provision or use of alcoholic beverages by Tenant on the Premises in an amount reasonably satisfactory to Landlord from time to time in light of statutory limits.

Tenant shall, prior to the commencement of the Term, furnish to Landlord certificates evidencing such coverage, which certificates shall state that such insurance coverage may not be changed or cancelled without at least ten (10) days’ prior written notice to Landlord and Tenant.

C. Landlord’s Coverage. Landlord hereby agrees to insure the Building and all portions of the Premises not required to be insured by Tenant during the Term on an “all risks” of physical loss or damage basis, in an amount that meets any coinsurance clauses of the policy and is equal to one hundred per cent (100%) of the full replacement cost of the Building (including all tenant improvements which will become the property of the Landlord upon termination of Tenant’s lease but excluding the cost of foundation, excavation and footings below the lowest basement floor) subject to a reasonable deductible. Landlord shall deliver to Tenant, certificates of such insurance in form reasonably satisfactory to Tenant, which certificates shall in each case state that such insurance may not be cancelled without at least ten (10) days’ prior written notice to tenant.

D. Avoid Action Increasing Rates. Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authorities, and shall not, directly or indirectly, make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage or may increase the cost of insurance or require additional insurance coverage. If by reason of the failure of Tenant to comply with the provisions of this Paragraph 11.D., any insurance premiums are increased, Tenant shall make immediate payment of the increased insurance premium.

E. Unobtainability. In the event that either Landlord or Tenant is unable, after reasonable effort, to obtain or maintain the types and amounts of insurance required under this Paragraph 11, such party shall obtain and maintain at least such insurance as is commonly maintained by similarly situated tenants or landlords, as the case may be, in first-class office buildings in the City of Chicago and shall promptly notify the other party of such reduced coverage.

12. FIRE OR CASUALTY.

A. Paragraph 8 hereof notwithstanding, if the Premises or the building (including machinery or equipment used in its operation) shall be damaged by fire or other casualty, and if this Lease is not terminated by Landlord or Tenant as described in this Paragraph as a result thereof, Landlord shall repair and restore the same with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control, but if Landlord had in force at the time of loss insurance in full compliance with Paragraph 11.C. hereof, then Landlord shall not be obligated to expend therefor an amount in excess of the proceeds of insurance recovered with respect thereto plus the deductible amount then carried by Landlord. Landlord shall give Tenant, within forty-five (45) days of any such damage, Landlord’s reasonable estimate of the time necessary to make the required repairs. If at any time after December 31, 2009 any such damage renders all or a substantial portion of the Building untenantable and Landlord reasonably estimates the time required for repair and restoration to be in excess of one year from the date of such fire or other casualty, and Landlord elects not to repair or restore the Building to its prior condition and configuration, Landlord shall have the right to terminate this Lease as of the date of such damage (with appropriate prorations of Rent being made for Tenant’s possession subsequent to the date of such damage of those tenantable portions of the Premises) upon giving written notice to Tenant at any time within forty-five (45) days after the date of such damage. Rent shall abate on those portions of the Premises as are, from time to time, untenantable as a result of damage by fire or other casualty and Landlord shall notify Tenant thirty (30) days prior to the date when such abatement period shall end and the Premises shall no longer be untenantable. For the purposes of this Lease, a portion of the Premises shall be deemed to be untenantable if such portion cannot reasonably be used for the normal conduct of Tenant’s business or if adequate elevator access thereto is not available.

B. If a material part of the Premises or a material part of any portion of the Building which serves the Premises (for example, common areas or Building systems) shall be rendered untenantable by fire or other casualty, and this Lease shall not have been terminated by Landlord as provided in Paragraph 12.A. Landlord shall notify Tenant within forty-five (45) days after the date of such fire or other casualty of its reasonable estimate of the amount of time necessary to make the required repairs and tender the Premises to Tenant from the date of such fire or other casualty. If Landlord’s estimate is in excess of one year from the date of such fire or other casualty, or, if the fire or casualty occurs within two (2) years of the end of the Term and Landlord’s estimate is in excess of ninety (90) days from the date of such fire or other casualty, then Tenant, within sixty (60) days after the date of such fire or other casualty may serve notice on Landlord of its intention to terminate this Lease. If Tenant delivers such election to terminate, this Lease shall terminate on the date of delivery of such notice as if such termination date were the expiration of the Term.

C. Landlord shall repair and restore only those alterations, additions or improvements in the Premises or the decorations thereto which were provided by Landlord at the beginning of the Term or consented to by Landlord thereafter pursuant to Paragraph 9 hereof. If Tenant desires any other repairs or restoration which would constitute upgrading of the Premises and if Landlord consents thereto, the same shall be done at Tenant’s sole cost and expense subject to all of the provisions of Paragraphs 8 and 9 hereof. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage carried by Landlord for damage to alterations, additions, improvements or decorations which would become Landlord’s property upon the termination of this Lease.

13. WAIVER OF CLAIMS.

A. To the extent not prohibited by law, and except for the wrongful or negligent act or omission of any of them, Trustee and Burnett, and their respective partners, affiliates, officers, agents and employees shall not be liable for any damage either to person, property or business or resulting from the loss of use thereof sustained by Tenant or by other persons due to the Building or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening or any accident or event in or about the Building, including the Premises, or due to any act or neglect of any tenant or occupant of the Building. Tenant further agrees that all personal property upon the Premises, or upon loading docks, receiving and holding areas, storage areas or freight elevators of the Building, shall be at the risk of Tenant only, and that, except for the wrongful or negligent acts or omissions of Trustee or Burnett, or their respective partners, affiliates, officers, agents or employees, Landlord shall not be liable for any loss or damage thereto or theft thereof. The waiver set forth in this paragraphs is intended to cover situations and occurrences not specifically addressed by this Lease, and is not intended to relieve Landlord of responsibility for the performance of Landlord’s obligations under this Lease, including, without limitation the obligations of Paragraph 28.C. hereof.

B. To the extent not prohibited by law, Tenant and Tenant’s partners, affiliates, officers, agents and employees shall not be liable for any damage either to person, property or business or resulting from the loss of use thereof sustained by Landlord or by other persons due to the Premises or any part thereof or any appurtenances thereto becoming out of repair, or due to the happening or any accident or event in or about the Premises, or due to any act or neglect of any other tenant or occupant of the Building.

14. NONWAIVER.

No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provisions, even if such violation be continued or repeated and subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

15. CONDEMNATION.

A. If all or substantially all of the Land and the Building (herein in this Paragraph 15 sometimes collectively called the “Project”) is taken by condemnation permanently, or for a period in excess of five (5) years, then, at the election of either party, upon notice to the other party within thirty (30) days after the party giving such notice has knowledge of the existence and extent of the taking, this Lease shall terminate as of the date of such taking.

B. If the taking is of less than substantially all of the Project or is for a period of less than the aforesaid years, and if this lease is for any reason not terminated pursuant to Paragraph 15.C. below, Landlord shall as soon as possible restore the Project as nearly as can practicably be done (including the Premises) using all of the award received by Landlord (but not in excess thereof) so as to provide to the extent reasonably possible comparable space and amenities to those enjoyed by Tenant under this Lease prior to the taking (or Tenant’s Proportionate Share of the Project in case of the application of subparagraph C.(ii) below); in such event this Lease shall continue in force at the square foot rental rates and adjustment herein provided for the Premises applied to the rentable square feet of the Premises existing in the Project as restored (or Tenant’s Proportionate Share of the Project in case of the application of subparagraph C.(ii) below), but rent shall abate as to periods when the Premises is untenantable as a result of such taking and work of restoration.

C. If the taking is of less than substantially all of the Project or is for a period of less than the aforesaid years, then notwithstanding Paragraph 15.B. above, Landlord and Tenant shall have the right to terminate this lease in the following circumstances:

(i) Landlord may terminate if (1) in Landlord’s reasonable business judgment restoration of the Project to substantially the same size and quality is not economically justified and (2) more than ten percent (10%) of the gross area of the Building is so taken by eminent domain;

(ii) Tenant may terminate if (1) any portion of the Premises is so taken by eminent domain and (2) within sixty (60) days after such taking Landlord has not been able to provide other comparable space in the Building to temporarily add to the Premises to restore the size of the Premises to its Rentable Area prior to such taking and Landlord will not, based on landlord’s estimate of the Rentable Area of the restored Building (such estimate to be delivered to Tenant not more than forty-five (45) days after such taking), be able to restore the Premises to 100% of their Rentable Area prior to such taking by a date not more than one year after the date of such taking. Landlord shall not be bound to offer Tenant more than Tenant’s Proportionate Share (based on the Premises compared to the Building prior to such taking) of the restored Building and if Tenant fails to terminate this Lease as provided herein the size of the Premises and the Rent shall be reduced to such share of the restored building;

(iii) Either Landlord or Tenant may terminate this lease if the taking occurs within twelve (12) months prior to the then effective Termination Date of the Term, as it may have been extended.

D. In any of the above termination cases, such termination notice must be given not more than sixty (60) days after the taking (the taking for purposes of this Paragraph shall be the date when the taking authority requires possession) and termination must be effective for the portion not taken not less than thirty (30) or more than ninety (90) days after such notice is given. For the portion taken, the termination shall be effective as of the date of the taking. The amount of damages resulting to Landlord and Tenant respectively, and to their respective interests in and to the Building and in, to and in connection with this Lease, by reason of such exercise of the power of eminent domain, shall be separately determined and computed by the court having jurisdiction and separate awards and judgments with respect to such damages to Landlord and Tenant, respectively, and to each of their respective interests, shall be made and metered. In the event that such court shall make a single award without separately determining the respective interests of Landlord and Tenant, and if Landlord and Tenant shall not agree in writing as to their respective portions of such award within twenty (20) days after the date of the final determination by such court of the amount thereof, Landlord and Tenant agree to submit the matter to such court on stipulation for the purpose of a judgment determinative of their respective shares. Tenant shall have the right to seek a separate award, if available, for loss or damage of its business or personal property in the premises or relocation costs. Any provisions of this Lease which provide for termination of the this Lease upon a taking shall not cause Tenant’s rights to any award to be less than would exist in the absence of such provisions. Notwithstanding any of the foregoing provisions of this Paragraph 15 to the contrary, Tenant’s rights to receive any award (other than separate awards for business or personal property losses or relocation costs) shall be subject and subordinate to the rights of any future ground lessors and the holders of nay mortgages or trust deeds now or hereinafter in force against the Land and building with respect to such award.

16. ASSIGNMENT AND SUBLETTING.

A. Subject to any provisions of this Paragraph 16 to the contrary, Tenant shall not, without the prior written consent of Landlord, (i) assign, convey or mortgage this Lease or any interest hereunder; (ii) permit to occur or permit to exist any assignment of this Lease, or any lien upon Tenant’s interest, voluntarily or by operation of law; (iii) sublet the Premises or any part thereof; or (iv) permit the use of the Premises by any parties other than Tenant and its employees and clients. Any such action on the part of Tenant shall be void and of no effect. There shall be no partial assignment of Tenant’s interest in this Leases. The term “sublease” and all words derived therefrom, as used in this Paragraph 16, shall include any subsequent sublease or assignment of such sublease and any other interest arising under such sublease. Except as provided herein, Landlord’s consent to any assignment, subletting or transfer or landlord’s election to accept any assignee, subtenant or transferee as the tenant hereunder and to collect rent from such assignee, subtenant or transferee shall not release Tenant or any subsequent tenant from any covenant or obligation under this Lease. Landlord’s consent to any assignment, subletting or transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future assignment, subletting, or transfer,. Landlord may condition its consent upon execution by the subtenant or assignee of an instrument confirming such restrictions on further subleasing or assignment and joining in the waivers and indemnities made by Tenant hereunder.

B. Notwithstanding the foregoing, Tenant shall have the right to assign this Lease or any interest herein, or to sublet the Premises or any part thereof (such assignment or subletting is hereinafter referred to as a “Permitted Transfer”) to (i) any successor entity of Tenant resulting from a merger or consolidation with Tenant and engaged primarily in the provision of legal services, (ii) any entity (other than an entity described in subparagraph (i)) succeeding to the legal business of Tenant, or (iii) any affiliate of Tenant which is involved in the delivery or support of legal services; provided however that any such successor or affiliated entity descried in subparagraph (ii) or (iii) shall (a) have, in the reasonable judgment of Landlord, a financial condition at least equal to Tenant, (b) not violate any of the conditions set forth in Paragraph 16.D. and (c) expressly assume all of Tenant’s obligations and liabilities hereunder. Landlord’s first offer rights under Paragraph 16.E. and termination rights set forth in Paragraph 16.F. hereof shall not be exercisable with respect to any Permitted Transfer.

C. If Tenant desires the consent of Landlord to an assignment or subletting, Tenant shall submit to Landlord at least thirty (30) days prior to the proposed effective date of the assignment or sublease a written notice (the “Sublease Notice”) which includes:

1. All documentation then available related to the proposed sublease or assignment (copies of final executed documentation to be supplied on or before the effective date); and

2. Sufficient information to permit Landlord to determine the identity and character of the proposed subtenant or assignee and the financial condition of the proposed assignee.

D. If Landlord does not exercise its right of first offer pursuant to Paragraph 16.E. or terminate this Lease, in whole or in part, pursuant to Paragraph 16.F., it shall only withhold its consent to a proposed assignment or subletting if:

1. In the reasonable judgment of Landlord the subtenant or assignee is of a character or engaged in a business which is not in keeping with the standards maintained by Landlord in the Building;

2. In the reasonable judgment of Landlord the subtenant or assignee does not have a financial condition comparable to tenant at the time of the execution of this Lease.

3. In the reasonable judgment of Landlord the purpose for which the subtenant or assignee intends to use the subleased space is in violation of the terms of this Lease.

If Landlord consents to such an assignment, or if the assignment is a Permitted Transfer, the assigning Tenant shall be released from its obligations hereunder arising after the effective date of such assignment so long as Landlord has received an assumption agreement, in form reasonably satisfactory to Landlord, executed by such assignee assuming all of Tenant’s obligations hereunder.

E. Landlord shall have a right of first offer with respect to any sublease (other than a Permitted Transfer) which Tenant proposes to make at any time during the Term. Such right shall be assigned by Landlord to Burnett. Prior to entering into a sublease of any portion of the Premises (other than a Permitted Transfer) Tenant shall give landlord written notice (“First Offer Notice”) of the terms upon which Tenant is willing to make such a sublease to Landlord. Landlord shall advise Tenant in writing of Landlord’s election to make such a sublease no later than fifteen (15 days after Tenant has submitted to Landlord a First Offer Notice with respect to such sublease. If Landlord fails to so exercise its right of first offer within such 15 day period, Landlord shall be deemed to have waived such right as to the proposed sublease described in such First Offer Notice, but not as to any future subleases of the same space or other space in the Premises. If Landlord waives such right, Tenant shall have the right to make a sublease with another party, but such sublease must in all material respects be on terms that are substantially identical with the terms set forth in the First Offer Notice. If Landlord does exercise such right, Tenant will promptly enter into a sublease with Burnett on the terms contained in such First Offer Notice. Tenant acknowledges that the execution and delivery of such a sublease with Burnett shall not in any way diminish or affect Tenant’s obligations under this and shall not be deemed a merger which would terminate this Lease as to such space or affect the Rent payable under this lease.

F. Landlord shall have the right to terminate this Lease (“Recapture Right”) in the event of a proposed assignment by Tenant of its interest in this Lease or a proposed sublease of substantially all of the Premises for all or substantially all of the remaining Term (including the 10 year renewal term) to any party other than pursuant to a Permitted Transfer, provided that landlord shall exercise such Recapture Right only if Burnett then projects that it will need to occupy all or substantially all of the Premises during the Term, including the 10 year renewal term, whether or not such renewal has then been exercised. Such Recapture Right must be exercised by Landlord, if at all, by giving written notice to Tenant of such election within thirty (30) days after landlord’s receipt of the Sublease Notice proposing such assignment or sublease. If Landlord fails to so exercise its Recapture Right within such thirty (30) day period, Landlord shall be deemed to have waived its Recapture Right as to the proposed assignment or sublease described in such Sublease notice, but not as to any future proposed assignments or subleases. If Landlord does elect to exercise its Recapture Right, this Lease shall be terminated on the date proposed in the Sublease Notice for occupancy of all or substantially all of the Premises by the assignee or subtenant, as if such date were the Termination Date of this Lease.

G. If (i) Landlord has elected not to exercise the Recapture right under Paragraph 16.F., (ii) the proposed assignment will become effective prior to the end of the original twenty (20) year Term and (iii) Tenant so requests in writing as a part of the Sublease Notice for such assignment, Landlord will permit the proposed assignee to exercise Tenant’s rights to extend the Term under Paragraph 32 but unless such assignment is a Permitted Transfer, such assignee may only extend the Term for a period equal to ten (10) years minus the period of time between the effective date of such assignment and the end of the original twenty (20) year Term.

H. In the event of any Permitted Transfer or in the event that Landlord consents to any assignment or sublease of any portion of the Premises, Tenant shall pay to Landlord any reasonable attorneys’ fees and out-of-pocket expenses actually incurred by Landlord in connection with such assignment or sublease plus, in the case of assignments or subleases which do not constitute Permitted Transfers, fifty percent (50%) of all “Sublease Profits” (defined below) derived by Tenant from such assignment or sublease. Notwithstanding the foregoing, Landlord shall not be entitled to any Sublease Profits in the event of a sublease or assignment in connection with a Permitted transfer pursuant to Paragraph 16.B. hereof. “Sublease Profits” shall mean the entire excess, after deduction of all reasonable costs of subletting (including costs allocable to such space which were paid under this Lease for any period during which such space was vacant prior to the commencement of rental payments under such assignment or sublease), of revenues generated by the subleasing of the Premises or portions thereof over the Rent applicable thereto. All such revenues shall be applied first to reimbursement of such costs of subletting until they are paid in full. Not more than thirty (30) days after the commencement date of a sublease which will produce Sublease Profits and annually thereafter, Tenant shall furnish Landlord with a sworn statement, certified by an independent certified public accountant, setting forth in detail the computation of Sublease Profits (which computation shall be based upon generally accepted accounting principles), and Landlord, or its representatives, shall have access to the books, records and papers of Tenant in relation thereto, and to make copies thereof. Any rent net of reasonable expenses in excess of that paid by Tenant hereunder realized by reason of such assignment shall be deemed an item of such Sublease Profits. If a part of the consideration for such assignment shall be payable other than in cash, the payment to landlord shall be payable in accordance with the foregoing percentage of the cash and other non-cash considerations in such form as is satisfactory to landlord and Tenant. Such percentage of Sublease Profits shall be paid to Landlord promptly by Tenant upon Tenant’s receipt from time to time of periodic payments from such assignee or subtenant or at such other time as Tenant shall realize Sublease Profits from such assignment or sublease. If such sublease or assignment is part of a larger transaction in which other assets of Tenant are being transferred, the consideration for the assignment or sublease shall be the fair market value of such assignment or sublease.

17. SURRENDER OF POSSESSION.

Upon the expiration of the Term or upon the termination of Tenant’s right of possession, whether by lapse of time or at the option of Landlord as herein provided, Tenant shall forthwith surrender the Premises to Landlord in good order, repair and condition, ordinary wear and tear and casualty damage referred to in Paragraph 12 hereof excepted. Except for items which Tenant may remove, and does in fact remove, prior to the termination of this Lease, any interest of Tenant in the alterations, improvements and additions to the Premises made or paid for by Landlord or Tenant shall, without compensation to Tenant, become Landlord’s property at the termination of this Lease by lapse of time or otherwise and such alterations, improvements and additions shall be relinquished to Landlord. Prior to the termination of the Term or of Tenant’s right of possession, Tenant may remove Tenant’s Work from the Premises. Tenant shall not have any obligation to remove, unless and to the extent required under Section 9.B., any alterations, improvements or additions, which shall include built-in furniture or shelves and all other attached items. Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Premises and to the Building caused by any such removal. If Tenant shall fail or refuse to remove any property from the Premises, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost either by setoff, credit, allowance or otherwise, and Landlord may at its option accept the title to such property or at Tenant’s expense may (i) remove the same or any part in any manner that landlord shall choose, repairing any damage to the Premises caused by such removal, and (ii) store, destroy or otherwise dispose of the same without incurring liability to tenant or any other person.

18. HOLDING OVER.

Tenant shall pay to Landlord an amount as Rent equal to 150% of one-twelfth of the Base Rent, and 100% of one-twelfth of the Additional Rent paid by Tenant during the previous Calendar Year herein provided during each month or portion thereof for which Tenant shall retain possession of the Premises on a per diem basis or any part thereof after the expiration or termination of the Term or of Tenant’s right of possession, whether by lapse of time or otherwise, and also, provided that Landlord shall have given sixty (60) days’ notice to Tenant of Landlord’s projected use of the Premises, Tenant shall pay all damages sustained by Landlord, whether direct or consequential, on account thereof. Notwithstanding the foregoing, in the event Tenant’s holdover is caused by an event which affects the Building generally, Tenant shall not be obligated to pay the amounts set forth in this Paragraph 18 during such period, but Tenant shall be obligated to pay Rent at the rate set forth herein for the Calendar Year immediately preceding such period. The provisions of this Paragraph 18 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.

19. ESTOPPEL CERTIFICATE.

Landlord and Tenant each agree that, from time to time upon not less than fifteen (15) business days’ prior request by the other party, to execute, acknowledge and deliver to the other party a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that the Lease as modified is in full force and effect); (ii) whether the Term had commenced and the dates to which Rent and other charges have been paid; (iii) that the other party is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; (iv) in case of certificates requested of Tenant, such further matters as are set forth on the form of estoppel certificate attached hereto as Exhibit G and made a part hereof, to the extent then true; and (v) such further matters as reasonably may be requested, it being intended that any such statement may be relied upon by any prospective assignee or sublessee of any tenant (including Tenant) of the Building, any mortgagees or prospective mortgagees thereof, any lender to Tenant, or any prospective and/or subsequent purchaser or transferee of all or a part of Landlord’s interest in the Land and/or Building or of Tenant’s interest in the Premises. Landlord and Tenant agree that any non-public information disclosed in any estoppel certificates delivered pursuant to this Paragraph 19 shall only be disclosed to parties having a legitimate business interest in the Building or Land.

20. OBLIGATIONS TO MORTGAGEES.

A. Subordination. This Lease is subject and subordinate to all present and future ground or underlying leases of the Land and to the lien of any mortgages or trust deeds now and hereafter in force against the Land or Building and to all renewals, extensions, modifications, consolidation and replacements thereof, and to all advances made or hereafter to be made upon the security thereof; provided, however, that such subordination is subject to delivery by Landlord of a Non-Disturbance Agreement (defined below) executed by any such mortgagee or ground or underlying lessor. At Landlord’s request (and after consent from any prior mortgagee or lessor if Tenant has agreed not to so subordinate without such consent), Tenant shall execute such further instruments or assurances as Landlord may deem necessary to evidence, confirm or effectuate such subordination of this Lease thereto or, if requested, to make Tenant’s interest in this Lease superior thereto. If any mortgage shall be foreclosed or property encumbered thereby is transferred in lieu of foreclosure, or if any ground or underlying lease be terminated, (i) the liability of the mortgagee or trustee hereunder or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only with respect to the period during which such trustee, mortgagee, purchaser or owner is the owner of the Land or Building and such liability shall not exist with respect to the period after further transfer of ownership and in no event shall any such party have any liability whatsoever for the acts of the Landlord prior to any such transfer or any liability for any deposits made by Tenant hereunder unless such deposits have been transferred to such party; provided however, that such party shall have liability to perform all of the Landlord’s continuing obligations, if any, that have not been performed as of the date of transfer; and (ii) in return for and upon delivery to Tenant by any such mortgagee, trustee, purchaser or owner of an agreement (a “Non-Disturbance Agreement”) agreeing that in the event of a foreclosure of such mortgage or the giving of a deed in lieu of foreclosure or termination of any such ground or underlying lease, this Lease shall not be terminated and Tenant may remain in possession of the Premises pursuant to the terms of this Lease and retain all of the rights, options and privileges granted to it hereunder as long as Tenant continues to perform its obligations hereunder and further agreeing that the purchaser at a foreclosure sale or transferee in the case of a deed in lieu of foreclosure or ground or underlying lessor or trustee, as the case may be, will assume all of the obligations of Landlord in such case, Tenant will agree to attorn to and recognize as Landlord, the purchaser at any foreclosure sale under any mortgage or any transferee in the case of a deed in lieu of foreclosure or any ground lessor or trustee, by executing such instruments as may be required by the mortgagee, trustee, transferee or ground lessor. Tenant shall also, as a condition to its execution of this Lease receive a Non-Disturbance Agreement from the current mortgagee of the Land and Building.

B. Notice to Landlord and Mortgagee. In the event of any act or omission by Landlord which would give Tenant the right to damages from Landlord or the right to terminate this Lease, Tenant will not sue for such damages or exercise any such right to terminate until (i) it shall have given written notice of the act or omission to Landlord and to the holder(s) of the indebtedness or other obligations secured by any mortgage or deed of trust affecting the Premises or of any ground or underlying lease, if the name and address of such holder(s) have been furnished to Tenant, and (ii) (x) in the case of monetary defaults, fifteen (15) days shall have elapsed after the passing of any cure period for such defaults as Landlord may be entitled to and such mortgagee or ground or underlying lessor shall fail to cure such default, or (y) in the case of non-monetary defaults, thirty (30) days shall have elapsed after the passing of any cure period for such defaults as Landlord may be entitled to and such mortgagee or ground or underlying lessor shall fail to cure such default; provided, however that if such default cannot be cured within such time, and if such default does not involve a condition which renders all or a material part of the Premises untenantable, and such mortgagee or ground or underlying lessor is diligently pursuing such cure, then such mortgagee or ground or underlying lessor shall have such additional time as is reasonably necessary to cure such default but not to exceed one hundred twenty (120) days.

21. CERTAIN RIGHTS RESERVED BY LANDLORD.

Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant (except that Landlord shall give reasonable notice prior to exercising such rights if it is reasonably possible for Landlord to give such notice and if Tenant’s use of the Premises would be materially adversely affected by the failure to give such notice) and without liability to Tenant for damagee, or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and except as otherwise provided for in this Lease shall not give rise to any claim for set-off or abatement of rent or any other claim:

(i) Subject to Tenant’s approval, which shall not be unreasonably withheld, to change the name or street address of the Building to any name other than 35 West Wacker Drive or the Leo Burnett Building. It shall not be unreasonable for Tenant to withhold its approval to any name which would publicize the name of another tenant providing legal services or would materially adversely affect Tenant’s image or business. In the event that Landlord changes the name of the Building after the date of this Lease, Landlord shall reimburse Tenant for all reasonable out-of-pocket expenses incurred by Tenant in connection with such change.

(ii) To install, affix and maintain any and all signs on the exterior or interior of the Building, subject to the following conditions: (w) there shall be no illuminated signs on the top of the Building, (x) except for Burnett, no other tenant’s name shall be more prominently , displayed than Tenant’s name, and no other tenant (other than tenants occupying the retail portion of the Building) shall have its name displayed on the exterior of the Building without Tenant’s consent (y) no exterior signs shall be affixed in any manner which materially interferes with Tenant’s view from the Premises and all exterior signage shall be consistent with that displayed in other first-class, institutional quality buildings similar to the Building, and (z) Tenant shall retain the right to affix signage to the walls of elevator lobbies on the full floors within the Premises, subject to Landlord’s reasonable approval of the design and installation of such signage.

(iii) To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises, and during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible and usable and provided that Landlord shall use due diligence with respect thereto. Unless such repairs or improvements can be made during business hours without material interference with Tenant’s business operations, Landlord shall make such repair’s or improvements after-hours.

(iv) To furnish door keys or magnetic cards for the entry door(s) in the Premises at the commencement of the Lease and to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises. Tenant agrees to purchase only from Landlord additional duplicate keys as required, to change no locks, and not to affix locks on doors without the prior written consent of the Landlord. Notwithstanding the provisions for Landlord’s access to Premises, and except for wrongful or negligent acts or omissions of, or attributable to, Trustee or Burnett (including, without limitation, breaches of any obligations hereunder), Tenant relieves and releases the Landlord of all responsibility arising out of theft, robbery, pilferage and personal assault. Upon the expiration of the Term or Tenant’s right to possession, Tenant shall return all keys to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises.

(v) To designate and approve all window coverings used in the Building; provided that Landlord shall not change the type of window coverings permitted in the Premises from the type required prior to the Commencement Date without the approval of Tenant, which approval shall not be unreasonably withheld if Landlord shall pay any costs incurred by Tenant by reason of such change.

(vi) To approve the weight, size and location of safes, vaults, vertical files and other heavy equipment and articles in and about the Premises and the Building so as not to exceed the legal live load per square foot designated by the structural engineers for the Building, which legal live load shall be no less than fifty (50) pounds per square foot plus twenty (20) pounds per square foot for partitions, and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times and in such manner as Landlord shall direct in writing. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises without the prior written consent of Landlord. Movements of Tenant’s property into or out of the Building or Premises and within the Building are entirely at the risk and responsibility of Tenant, and Landlord reserves the right to require permits before allowing any property to be moved into or out of the Building or Premises.

(vii) To establish controls for the purpose of regulating all property and packages, both personal and otherwise, to be moved into or out of the Building and Premises and all persons using the Building after normal office hours.

(viii) To regulate delivery and service of supplies and the usage of the loading docks, receiving areas and freight elevators.

(ix) To show the Premises to prospective tenants at reasonable times during the last twelve (12) months of the Term and, if vacated or abandoned, to show the Premises at any time and to prepare the Premises for re-occupancy.

(x) Upon reasonable notice to Tenant, to enter the Premises at any reasonable time to inspect the Premises.

(xi) To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building. If Landlord elects to make available to tenants in the Building any services or supplies, or arranges a master contract therefor, Tenant agrees to obtain its requirements, if any, therefor from Landlord or under any such contract, provided that the charges therefor are reasonable, the quality of such services or supplies is acceptable to Tenant and the services or supplies relate to the operation of the Building rather than to the operation of Tenant’s business in the Building. Further, the foregoing right shall not give Landlord the right to control the computer or communication systems to be used by Tenant, or to require Tenant to participate in any shared use of a computer or communication system.

22. RULES AND REGULATIONS.

Tenant agrees to observe the rules and regulations for the Building attached hereto as Exhibit H and made a part hereof. Landlord shall have the right from time to time to prescribe additional rules and regulations which, in its judgment, may be desirable for the use, entry (provided that entry shall be permitted on a 24 hour per day, 7 days per week basis), operation and management of the Premises and Building, each of which rules and regulations and any amendments thereto shall become a part of this Lease; provided, however, that Landlord shall not prescribe or enforce such rules and regulations in a discriminatory manner as between Tenant and the other tenants in the Building. Tenant shall comply with all such rules and regulations; provided, however, that such rules and regulations shall not conflict with the terms of this Lease.

23. LANDLORD’S REMEDIES.

If default shall be made in the payment of the Rent or any installment thereof or in the payment of any other sum required to be paid by Tenant under this Lease (including the Loan) or under the terms of any other agreement between Landlord and Tenant and such default shall continue for ten (10) days after written notice to Tenant, or if default shall be made in the observance or performance of any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and such default shall continue for thirty (30) days after written notice to Tenant, unless with respect to any default which cannot be cured within thirty (30) days, Tenant, in good faith, promptly after receipt of such notice shall have commenced and thereafter shall continue diligently to prosecute all action necessary to cure such default and shall complete such cure, in any event, not more than one hundred twenty (120) days after such notice; or if a default involves a hazardous condition and is not cured by Tenant as promptly as is reasonably possible upon written notice to Tenant, or if the interest of Tenant in this Lease shall be levied on under execution or other legal process, or if any voluntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by Tenant, or if any involuntary petition in bankruptcy shall be filed against Tenant under any federal or state bankruptcy or insolvency act and shall not have been dismissed within ninety (90) days from the filing thereof, or if a receiver shall be appointed for Tenant or any of the property of Tenant by any court and. such receiver shall not have been dismissed within ninety (90) days from the date of his appointment, or if Tenant shall make an assignment for the benefit of creditors, or if Tenant shall admit in writing Tenant’s inability to meet Tenant’s debts as they mature, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon at its option may, upon notice to Tenant, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein:

(i) Landlord may terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises and be entitled to recover forthwith, in addition to any other sums or damages for which Tenant may be liable to Landlord (including the then-remaining principal balance of the Loan), as damages a sum of money equal to the excess of the “present value” of the Rent provided to be paid by Tenant for the balance of the Term over the “present value” of the fair market rent for the Premises for the balance of the Term, after deduction of all anticipated expenses of reletting, -for such period. As used herein, “present value” shall be calculated using a discount rate equal to the then current yield of United States Treasury obligations having a maturity date closest to the Termination Date. Should the “present value” of the fair market rent for the Premises, after deduction of all anticipated expenses of reletting, for the balance of the Term exceed the “present’ value” of the Rent provided for in this Lease for the balance of the Term, Landlord shall have no obligation to pay to Tenant the excess or any part thereof or to credit such excess or any part thereof against any other sums or damages for which Tenant may be liable to Landlord; and

(ii) Landlord may terminate Tenant’s right of possession and may repossess the Premises by forcible entry and detainer suit, by taking peaceful possession or otherwise, without terminating this Lease, in which event Landlord may, but shall be under no obligation to, relet the same for the account of Tenant, for such rent and upon such terms as shall be satisfactory to Landlord in Landlord’s reasonable judgment. For the purpose of such reletting, Landlord is authorized to decorate, repair, remodel or alter the Premises, to the extent reasonably necessary to permit reletting on terms similar to the terms of this Lease. If Landlord shall fail after reasonable efforts to relet the Premises or otherwise to mitigate damages, Tenant shall pay to Landlord as damages a sum equal to the amount of the Rent reserved in this Lease for the balance of the Term payable in such amounts and at such times as Rent would otherwise be payable under the terms of this Lease. If the premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the costs and expenses of all decoration, repairs, remodeling, alterations and additions and the expenses of such reletting and of the collection of the rent accruing therefrom to satisfy the Rent provided for in this Lease, Tenant shall satisfy and pay the same at such times as Rent would otherwise be payable under the terms of this Lease. Tenant shall not be entitled to any rents received by Landlord from the reletting of the Premises in excess of the Rent provided for in this Lease, except that any such excess received prior to the judicial determination of Landlord’s damages shall be taken into account in determining such damages. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Paragraph 23 from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

24. EXPENSES OF ENFORCEMENT.

A. Tenant shall pay upon demand all Landlord’s costs, charges and expenses including the fees and out-of-pocket expenses of counsel, agents and others retained by Landlord incurred in successfully enforcing. Tenant’s obligations hereunder.

B. Landlord shall pay upon demand all Tenant’s costs, charges and expenses including the fees and out-of-pocket expenses of counsel, agents and others retained by Tenant incurred in successfully enforcing Landlord’s obligations hereunder.

25. COVENANT OF QUIET ENJOYMENT.

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof. Landlord represents and Burnett warrants that Trustee holds clear title to the Land and Building subject only to the “Permitted Exceptions” listed on Exhibit B. Tenant shall have the right, at Tenant’s option and expense, to seek to obtain a policy of leasehold title insurance insuring the leasehold estate created hereby, in such commercially reasonable amount as Tenant shall elect and subject to no exceptions other than the “Permitted Exceptions.” If Tenant seeks to obtain such a policy and is unable to do so because of a matter relating to Landlord’s title, or other matter not relating specifically to Tenant’s identity or to a matter caused by Tenant, Tenant may terminate this Lease by written notice to Landlord, but only if Tenant gives notice of such termination within forty-five (45) days of recordation of the memorandum described in Paragraph 27.J.

26. REAL ESTATE BROKER.

Tenant represents that Tenant has dealt with (and only with) The John Buck Company (“JBC”) and U.S. Equities Realty, Inc. (“U.S. Equities”) as brokers in connection with this Lease, and that insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commission in connection therewith. Landlord represents that Landlord has dealt with (and only with) JBC and U.S. Equities as brokers in connection with this Lease and that insofar as Landlord knows, no other broker negotiated this Lease or is entitled to any commission in connection therewith. Landlord shall pay any commission owed to JBC in connection with this Lease and Tenant shall pay any commission owed to U.S. Equities in connection with this Lease. Tenant agrees to indemnify, defend and hold Landlord and its partners, employees, agents, their officers and partners, harmless from and against any claims made by any broker or finder including U.S. Equities based on an agreement with Tenant for a commission or fee in connection with this Lease, provided that Landlord has not in fact retained such broker or finder. Landlord agrees to indemnify, defend and hold Tenant and its partners, employees, agents, their officers and partners, harmless from and against any claims made by any broker or finder including JBC based on an agreement with Landlord for a commission or fee in connection with this Lease, provided that Tenant has not in fact retained such broker or finder.

27. MISCELLANEOUS.

A. Rights Cumulative. All rights All rights and remedies of Landlord and Tenant under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law.

B. Interest. All payments becoming due under this Lease and remaining unpaid when due shall bear interest until paid at one percent (1%) per annum plus the Prime Rate (but in no event at a rate which is more than the highest rate which is at the time lawful in the State of Illinois).

C. Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

D. Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Paragraph 16 hereof.

E. Lease Contains All Terms. All of the representations and obligations of Landlord and Tenant are contained herein and in the Exhibits attached hereto, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon the Landlord or Tenant unless in writing signed by Landlord or Tenant, as the case may be, or by a duly authorized agent of Landlord or Tenant, as the case may be, empowered by a written authority signed by Landlord or Tenant, as the case may be.

F. Delivery for Examination. Submission of the Lease for examination shall not bind Landlord or Tenant in any manner, and no Lease or obligations of the Landlord or Tenant shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each.

G. No Air Rights. Except as expressly provided in this Lease, no rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. Notwithstanding the foregoing, Landlord agrees that it will not, without the prior written consent of Winston & Strawn or its “Qualified Successor” for so long as Winston & Strawn or such “Qualified Successor” occupies at least 150,000 RSF of the Building under this Lease, develop or permit the development of the land legally described in Exhibit I attached hereto (the “Hotel Site”) to a height (including towers, elevator penthouses and antennae) which surpasses the ceiling of the thirty-fourth (34th) floor of the Building (the “Height Restriction”). As used herein, the term “Qualified Successor” shall mean, through December 31, 2009, Tenant and any assignee or subtenant of Tenant and shall mean, at all times on and after January l, 2010, only Winston & Strawn or any successor entity of Winston & Strawn resulting from a merger or consolidation with Winston & Strawn or any entity succeeding to the business or assets of Winston & Strawn. Landlord further agrees that any conveyance of the Hotel Site by Landlord will be subject to the Height Restriction, other than a conveyance required by the City of Chicago under that certain Redevelopment Agreement, dated as of March 11, 1986 between the City of Chicago and Buck-Wexler Associates (“Redevelopment Agreement”). Tenant acknowledges that Landlord is not presently able to record the Height Restriction against the Hotel Site due to the rights of the City of Chicago under the Redevelopment Agreement. However, Landlord represents and warrants to Tenant that, pursuant to the rights of Landlord under the Redevelopment Agreement, Landlord has the ability to prevent development of a building on the Hotel Site which would exceed the Height Restriction. Landlord agrees that if the City or any other party should propose to develop a building on the Hotel Site that would exceed the Height Restriction, Landlord will, at its expense, take all legal steps to prevent construction of any portion of such building which would exceed the Height Restriction. Landlord will promptly record the Height Restriction against the Hotel Site after the rights of the City of Chicago under the Redevelopment Agreement to cause a conveyance of the Hotel Site have expired or been terminated, which recording shall effectively prohibit any owner, tenant or other party which has, or may in the future have, an interest in the Hotel Site from exceeding the Height Restriction. If the Height Restriction against the Hotel Site has not been so recorded and if the Height Restriction has been exceeded, regardless of whether or not Landlord has performed its obligations hereunder and without limiting Landlord’s liability for any breach of such obligations, Tenant shall receive an annual Base Rent abatement, during the period of time in which the Height Restriction is exceeded equal to the product of (x) Five Dollars ($5.00) and (y) fifty percent (50%) of the RSF of every floor of the Premises above the 34th Floor that is lower than the highest point of the improvements on the Hotel Site.

H. Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer its interest in the Land and Building and in this Lease. Tenant agrees that in the event of any such transfer, if such transferee assumes all of Landlord’s obligations hereunder, Landlord shall automatically be released from all liability under this Lease arising on or after the date of such transfer and Tenant shall look solely to such transferee for the performance of Landlord’s obligations arising hereunder on or after such date. Notwithstanding any such transfer, Burnett shall continue to be personally liable for the specific obligations described in the last sentence of Paragraph 31.B. hereof. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder. Tenant further agrees that if any such lender shall so require, Tenant shall execute and deliver estoppel certificates in form and substance as set forth in Exhibit G attached hereto, to the extent the matters described therein are true.

I. Landlord’s Title. Subject to the terms of this Lease and Tenant’s rights hereunder, Landlord’s title is and always shall be paramount to the title of Tenant and nothing herein contained shall empower Tenant to commit or engage in any act which can, shall or may encumber the title of Landlord.

J. Prohibition Against Recording. This Lease shall not be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election, but the parties shall execute and record a memorandum hereof in the form attached hereto as Exhibit J and made a part hereof.

K. Captions. The captions of Paragraphs and subparagraphs are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such paragraphs or subparagraphs.

L. Only Landlord/Tenant Relationship. Nothing contained in this lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

M. Application of Payments. In the event of a default by Tenant hereunder, Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant’s designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts, as Landlord in its sole discretion, may elect.

N. Definition of Landlord and Tenant. All indemnities, covenants and agreements of Landlord and Tenant contained herein which inure to the benefit of the other party shall be construed to also inure to the benefit of the other party’s beneficiaries and their officers, partners, agents and employees.

O. Time of Essence. Time is of the essence of this Lease and each of its provisions.

P. Governing Law. Interpretation of this lease shall be governed by the laws of the State of Illinois.

Q. Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (or the application of such term, provision or condition to persons or circumstances other than those in respect to which it is invalid or unenforceable) shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

28. LANDLORD’S SPECIAL AGREEMENTS.

Landlord covenants and agrees with Tenant that:

A. Parking. Tenant shall have the right to lease for the full Term its pro rata share of the remaining parking spaces in the Building made available to tenants after allocation to Burnett, at the “market rate”. from time to time for parking spaces in the Building. Such pro rata share shall be a fraction, the numerator of which is the RSF of the Premises from time to time and the denominator of which is the RSF of the Building less the RSF of the premises occupied by Burnett from time to time. Notwithstanding any allocation to Burnett, Tenant shall in all events have the right to lease spaces at the rate of one (1) space per 10,000 RSF for the first 200,000 RSF of the Premises. As used in this Paragraph 28.A., “market rate” shall mean the rate at which parking spaces are available in similarly situated first-class office buildings in Chicago. Tenant may release its parking spaces, or any thereof, so leased at any time(s) on not less than thirty (30) days’ notice to Landlord and shall not have any rights for the number of spaces so released at any time thereafter.

B. Telecommunication Dish. Tenant shall have the right at any time during the Term, at Tenant’s expense, but without payment of Rent therefor to Landlord, to locate on the roof of the Building a telecommunication dish not to exceed eight (8) feet in diameter. (When used herein, references to the telecommunications dish shall also be deemed to include reference to other types of communication equipment which is not harmful to the Building structure or operation and which does not have a more adverse effect on the appearance of the Building than the described telecommunication dish.) The location of such dish shall be subject to the rights of any tenant who may have previously placed a telecommunication dish on the roof if Tenant’s installation would interfere with the rights of such prior tenant. but Landlord shall not grant any other tenant (including Burnett) rights which would preclude Tenant’s location of a telecommunication dish without first giving Tenant thirty (30) days in which to elect the location of its own dish. Tenant shall submit plans for such dish and the names of the contractors who will be installing such dish, all of which shall be subject to Landlord’s reasonable approval. Tenant shall pay all costs related to the installation, operation and maintenance of such dish, including without limitation, the cost (including overhead) of any structural modifications to the Building made by Landlord and necessary, in the opinion of Landlord’s structural engineer, to accommodate the dish. Tenant shall maintain the dish and shall and hereby does indemnify and defend Landlord from and against all loss, cost, liability and expense arising out of or in connection with the installation, operation, maintenance or removal of any such dish. Tenant shall, at Landlord’s option, remove the dish at the expiration of the Term. Tenant shall secure all zoning and regulatory approvals necessary for the dish, at its expense. Tenant’s installation of a telecommunication dish shall be subject to such rules and regulations of general applicability, which rules shall not unreasonably preclude the installation or maintenance of a telecommunication dish, as Landlord may promulgate with respect to roof top installations.

C. Building Quality. Landlord covenants and agrees that throughout the Term, the aesthetic and functional quality of the Building shall be maintained in a manner consistent with the ownership of the Building by an institutional-type owner which occupies a major portion of the Building as its headquarters office. Such quality assurance shall include maintenance performed in accordance with the guidelines as to frequency and cleaning and service standards described on Exhibit F attached hereto and made a part hereof. In all places in this Lease in which reference is made to a “first class” or similar standard as applicable to the Building or its operation, a reference to the standard described in this paragraph shall be deemed to be included therein. Landlord acknowledges that the making and performance of Landlord’s covenant and agreement in this paragraph is a material inducement to Tenant in entering into this Lease.

D. Elevators. Tenant shall have the right to use in common with all tenants of Floors 35 through 47 only and their invitees, at least six (6) elevator cabs, which 6 cabs, together with the additional exclusive or common use elevator cab described in the following sentence, shall comprise all of the elevator cabs within the high rise elevator bank in the Building. In the event Tenant initially occupies at least 150,000 RSF of the Building and so long as Tenant or a subtenant of Tenant occupies such amount of space, Landlord shall, at Tenant’s option, provide Tenant with either an additional common elevator or the exclusive use of one elevator cab in the high-rise portion of the Building, which exclusive elevator may be programmed, at Tenant’s expense, to serve whichever of Floors 35 through 47, in whatever order, as Tenant may from time to time desire. If Tenant elects to have such exclusive elevator service, Landlord shall, at Landlord’s expense, provide basic programming for such elevator so that it serves only the floors initially included in the Premises and the lobby: (Additional provisions regarding service appear in Paragraph 7.A.(vi) hereof.)

E. Storage Space. In the event Landlord makes storage space available in the Building to any tenant other than Burnett, Tenant shall have the right to lease a pro rata portion of such storage space equal to a fraction, the numerator of which is the RSF of the Premises from time to time, and the denominator of which is the RSF of the Building less the RSF of the premises occupied by Burnett from time to time. The rent for such storage space shall be at the market rate as determined from time to time by Landlord.

F. Mezzanine. Tenant shall have the right, at its sole cost and expense at any time during the Term, to construct and install a mezzanine floor above the 48th Floor, subject to the terms and conditions of Paragraph 9 of this Lease. Tenant acknowledges that installation of such a mezzanine floor may require additional elevator service beyond that which Landlord is obliged to provide under this Lease. if Tenant adds such mezzanine floor, no additional Base Rent or Additional Rent shall be payable on account of such floor, but Tenant shall pay any additional Operating Expenses and Taxes that are actually incurred because of such floor.

29. Notices.

All notices to be given under this Lease shall be in writing and delivered personally or deposited in the United States mail, certified or registered mail with return receipt requested, postage prepaid, addressed as follows:

A.	If to Landlord:

Harris Trust and Savings Bank
Land Trust Department
111 West Monroe Street
P.O. Box 755
Chicago, Illinois 60690

Attention: Land Trust No. 43770

With a copy to:

The John Buck Management Group
200 South Wacker Drive
Suite 4000
Chicago, Illinois 60606

B.	If to Tenant:

Winston & Strawn
One First National Plaza
Chicago, Illinois 60603

Attention: Managing Partner

With a copy to:

Winston & Strawn
One First National Plaza
Chicago, Illinois 60603

Attention: Docket Department

or to such other person or such other address designated notice sent by Landlord or Tenant, as the case may be. Notice to Landlord or Tenant by mail shall only be effective upon actual receipt. If no address is inserted above for Tenant, all notices for Tenant shall be addressed to Tenant at Tenant’s present address, and, after occupancy of the Premises by Tenant, to Tenant at 35 West Wacker Drive, Chicago, Illinois 60601.

30. TENANT’S EXPANSION.

A. The areas referred to in the following table as the “Short-Term Growth Space,” the “Five Year Space,” the “Ten Year Space” and the “Fifteen Year Space” (sometimes collectively referred to as the “Expansion Space”) shall in accordance with such table be added to the Premises at Tenant’s Option for the remaining term of the Lease upon the same terms, covenants and conditions contained in this Lease, except as otherwise specifically provided in this Paragraph 30:

(i) Space Called	(ii) Amount of Space	(iii) Date on which Space May become part Of the Premises (subject to Paragraph 30C)	(iv) Base Rent when such space becomes part of The Premises

Short-Term Growth Space	Up to 1 full floor of contiguous space	Commencement Date	Base Rent abated until July 1, 1992. Thereafter, the then existing BR/RSF.

Five Year Space	Up to 25,000 RSF of contiguous space	January 1, 1995 – September 30, 1995	Exercise of Option on or before January 1, 1990; BR/RSF listed in Exhibit C attached hereto. Exercise of Option after January 1, 1990; $26.50 per RSF per annum through December 31, 2000. Thereafter, BR/RSF listed in Exhibit C attached hereto.

Ten Year Space	up to 50,000 RSF of contiguous space	First floor: January 1, 2000 – September 30, 2000 Second floor: January 1, 2000 – December 31, 2000	Current Market Rate

Fifteen Year Space	Up to 25,000 RSF of contiguous Space	January 1, 2005 – December 31, 2005	Current Market Rate

B. Landlord shall contribute $25.00 per RSF for initial construction of the Short-Term Growth Space in addition to providing the Base Building Construction provided for in Paragraph 4.A. hereof. Tenant shall accept possession of the Five Year Space in an “as-is”

condition, unless such space has not been previously improved to the then current building standard specification, in which event Landlord shall, promptly after delivery of such Space, install, at Landlord’s expense and pursuant to Tenant’s plans, Building Standard Tenant Improvements in such Space in quantities and of the types described in Exhibit E. Except as specifically provided herein, any space added to the Premises pursuant to this Paragraph 30 shall be improved to Base Building condition and shall be delivered by Landlord to Tenant in broom clean condition, but otherwise as is, and Landlord shall have no obligation to contribute to the cost of any construction or remodeling by Tenant nor shall any work allowance be applicable to any such space.

C. With respect to each Expansion Space, Tenant must exercise its option to add all or a part of such Expansion Space by written notice to Landlord not later than October 1, 1988 with respect to the Short-Term Growth Space and, with respect to all other Expansion Space, not later than eighteen (18) months prior to the first date for delivery of any part of such floor as specified in Landlord’s “Specification Notice” (as defined below), which delivery date shall be consistent with the time period set forth in Paragraph 30.A.(iii) hereof (“Tenant’s Option Notice”). Tenant’s Option Notice shall specify the amount of rentable area of the Expansion Space, up to the maximum applicable amount that Tenant shall add to the Premises. Except with respect to the Short-Term Growth Space, promptly after leasing such space for an appropriate term, Landlord shall give Tenant notice of the locations of all spaces that will comprise each particular Expansion Space and the dates on which such spaces will be tendered to Tenant within the period specified above (the “Specification Notice”). Each such Expansion Space initially specified shall be comprised of a full, contiguous floor or floors except to the extent otherwise required by reason of the fact that the original Premises (including any portion of the Short-Term Growth Space) was not comprised solely of full floors. In the case of all Ten Year Space and Fifteen Year Space, Landlord shall deliver to Tenant no earlier than six (6) months before the latest date for delivery of Tenant’s Option Notice with respect to such Space and within thirty (30) days after Tenant’s request therefor, Landlord’s written estimate of the current Market Rate, as defined in Paragraph 30.H. hereof, for the Space which could be the subject of such Option Notice. If Tenant fails to request such an estimate, Landlord shall deliver such estimate not later than thirty (30) days after delivery of Tenant’s Option Notice for such Space. Subject to any revision by agreement with Tenant or by arbitration pursuant to Paragraph 34, such estimate shall establish the Base Rent for the Ten Year and Fifteen Year Space. The Specification Notice may provide for delivery of Expansion Space on a partial floor basis provided (i) any portion of the Five Year Space or of the first floor of the Ten Year Space to be delivered to Tenant shall contain at least 7,500 RSF and shall constitute (itself, and with all portions of such Expansion Space previously delivered to Tenant) one undivided space except to the extent that such Expansion Space must be located on more than one floor due to the configuration of the original Premises, (ii) any portion of the second floor of the Ten Year Space or of the Fifteen Year Space to be delivered to Tenant shall contain at least 10,000 RSF and shall constitute (itself, and with all portions of such Expansion Space previously delivered to Tenant) one undivided space except to the extent that such Expansion Space must be located on more than one floor due to the configuration of the original Premises, (iii) all space to be delivered to Tenant to comprise the second floor of the Ten Year Space or the Fifteen Year Space shall be delivered within a six (6) month period after delivery of the initial portion of such Expansion Space, but not later than the outside date for delivery of such Expansion Space (or floor thereof) specified in Section 30.A.(iii) above, (iv) there may be no strip of space, used for a multitenant corridor or other tenant’s space, at any point separating the portion of the floor to be delivered to Tenant from the Building core or the outer wall on that floor and (v) with respect to the Five Year Space and the first floor of the Ten Year Space, in each such case, if (x) Tenant has elected to lease 10,000 RSF or more of such Expansion Space, (y) the initial portion of such Expansion Space delivered to Tenant contains less than 10,000 RSF, and (z) an additional portion sufficient to cause the aggregate delivered amount to exceed 10,000 RSF is not scheduled to be delivered, or if so scheduled is not actually delivered, by a date four (4) months after the date of delivery of such initial portion, then and in such event Rent previously paid and subsequently payable by Tenant with respect to such delivered portion shall be abated by fifty percent (50%) for the full period from the date of delivery of such initial portion through the date on which 10,000 RSF or more, in the aggregate, has been delivered to Tenant out of such Expansion Space. Each Expansion Space (taken as a whole) must constitute one undivided space, except as otherwise provided above, and must be contiguous (as hereinafter defined). If Tenant elects not to exercise its option to add all or any part of the Five Year Space to the Premises, such unleased portion of the Five Year Space may, if and only if Tenant advises Landlord in writing no later than the latest date for delivery of Tenant’s-Option Notice with respect to the Five Year Space that Tenant wishes to do so, become a part of the Fifteen Year Space to be delivered within the time period set forth in Paragraph 30.A.(iii) hereof for the Fifteen Year Space. Tenant acknowledges that, if the preceding sentence applies, the Fifteen Year Space will be located on at least two non-contiguous, partial floors.

D. Each Expansion Space (or part thereof) shall become part of the Premises and, except as provided in the table in Paragraph 30.A. Tenant’s rental obligation for such Expansion Space (or part thereof) shall commence upon its delivery to Tenant in accordance with Paragraph 30.B.

E. For the purposes of this Lease, a floor shall be “contiguous” with the Premises only if it is next to the floors which constitute at least half of the Premises. Wherever Landlord has an obligation herein to deliver contiguous Expansion Space, such obligation shall be conditioned upon Tenant having exercised all previous options for Expansion Space and upon Tenant having added the maximum amount of each such Expansion Space to the Premises.

F. Tenant’s notice of exercise of an option for Expansion Space shall be effective only if at the time of service of such notice of exercise the following conditions (the “Expansion Conditions”) shall be satisfied:

(i) Tenant shall not be in default (after expiration of any applicable cure period) in the performance of any of the material terms, covenants, and conditions contained in this Lease; and

(ii) This Lease shall not have been terminated and shall be in full force and effect.

G. If at any time during the Term of this Lease, any space becomes available for leasing on Floor 35 (or such other floor as constitutes the lowest floor in the high-rise elevator bank of the Building if such other floor is lower than Floor 35) or any floor above Floor 35 of the Building due to expiration or termination of an existing lease or tenancy, and if at such time the Expansion Conditions shall be satisfied, Landlord shall not lease such space to a third party without first giving Tenant (i) notice of the availability of such space which shall include a description thereof and the then Current Market Rate therefor, and (ii) thirty (30) days after the date of such notice in which to enter into a letter of intent to lease such space. If Tenant disputes the Current Market Rate stated by Landlord for any such space, such Current Market Rate shall be determined pursuant to Paragraph 30.H. hereof. If Tenant fails, refuses or is otherwise unable to enter into a lease for such space within 30 days following the 30-day period, Landlord shall have the right to lease the space to any third party or parties on such terms as are acceptable to Landlord, subject to Tenant’s options set forth above in this Paragraph 30. Landlord shall not in any case enter into any initial lease (i.e., the first such lease after completion of the Building) for any space on Floor 35 and above of the Building to any third party for a term (including renewal terms) in excess of twenty (20) years and in no event for a total term extending beyond December 31, 2009.

If Tenant leases any portion of the Building pursuant to this Paragraph 30.G. which Landlord had designated as a portion of an Expansion Space at or before notifying Tenant of the availability of such portion (the “Discretionary Space”), such Discretionary Space shall be deemed to replace an equal amount of such Expansion Space. Base Rent for such Discretionary Space shall be adjusted to the Base Rent for that particular Expansion Space as of the earliest date that Tenant has the right to add the Expansion Space which such Discretionary Space has replaced. Notwithstanding the foregoing, in the event, that Landlord has consummated leases with third parties which are not inconsistent with Tenant’s options set forth herein, then Landlord, at Tenant’s request shall designate the areas subject to such leases as parts of Tenant’s Expansion Space to replace the reduction in Expansion Space caused by Tenant’s lease of the Discretionary Space.

H. “Current Market Rate” shall mean the prevailing market rate, including the prevailing market escalations for the portion of the Term thereafter, customary rental concessions, abatements, additional rent limitations and tenant improvement allowances, per RSF for similar space in the Building as of the first day that the Premises shall include the first portion of the space to which the Current Market Rate applies. If the parties are unable to agree upon Current Market Rate, such Rate shall be determined by arbitration pursuant to Paragraph 34 hereof. On or before the dates set forth in this Paragraph 30 for delivery of Tenant’s Option Notices and in Paragraph 32 for Tenant’s notice to extend, Tenant may exercise the option to which such notice applies subject to Tenant’s approval of the determination of the Current Market Rate pursuant to this Paragraph 30.H. and Paragraph 34, and such option shall be deemed to be validly exercised unless Tenant cancels such option in writing within ten (10) days following the determination of such Current Market Rate.

I. Landlord and Tenant agree that, from time to time prior to and during the Term at the request of either of them, they will execute and deliver a Memorandum identifying the floors which will be the Expansion Spaces, to the extent possible at such time, subject to change based on Tenant’s election not to exercise certain options or Tenant’s addition of Discretionary Space.

31. LIMITATION ON LIABILITY.

A. It is expressly understood and agreed by Tenant that none of Trustee’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Trustee, and any liability for damage or breach or nonperformance by Trustee shall be collectible only out of the assets of Harris Trust and Savings Bank Trust No. 43770 and no personal liability is assumed by, nor at any time may be asserted against, Trustee or any of its officers, agents, employees, legal representatives, successors or assigns, all such liability, if any, being expressly waived and released by Tenant. Trustee represents to Tenant that Trustee has been duly directed to execute this Lease by Burnett, its sole beneficiary.

B. Any liability for damage or breach or nonperformance by Burnett except as provided in the following sentence, shall be collectible only out of Burnett’s interest in the Land and Building and the land trust which holds title to the Land and Building and no personal liability is assumed by, nor at any time may be asserted against, Burnett or any of its successors or assigns, all such liability, if any, being expressly released and waived by Tenant. Notwithstanding the foregoing limitation Burnett shall be personally liable for the obligations of Landlord with respect to the initial construction of the Building and Premises as described in Paragraph 4, for the obligations of Landlord to pay the Hold-over Costs described in Paragraph 1.D.(iii) and for the obligations of Landlord under Paragraph 27.G., regarding the Height Restriction on the Hotel Site.

C. It is expressly understood and agreed by Landlord that none of Tenant’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Tenant’s partners, and any liability for damage or breach or nonperformance by Tenant shall be collectible out of the assets of Tenant (or any successor entity as described in Paragraph 16.B. hereof), as opposed to the assets of the individual partners of Tenant, and no personal liability is assumed by, nor at any time may be asserted against Tenant’s partners or any of its or their officers, agents, employees, legal representatives, successors or assigns, all such liability, if any, being expressly waived or released by Landlord. For the purpose. of this Lease, any obligation owed by a partner of Tenant to Tenant and any negative capital account of a partner of Tenant shall not be considered an asset of Tenant.

32. TENANT’S OPTION TO EXTEND.

Tenant shall, provided that the Expansion Conditions are then satisfied, have the right, by giving notice to Landlord not later than twenty-four (24) months prior to the end of the initial Term, to extend the Term of this Lease (which shall include, without limitation, the Premises as expanded pursuant to Paragraph 30 hereof) for one additional consecutive period of ten (10) years, upon the same terms, covenants and conditions contained in this Lease, except that Base Rent shall be an amount equal to the Current Market Rate for such period. Landlord will, at Tenant’s request at any time after thirty (30) months prior to the end of the initial Term, and in any event at least twenty-three (23) months prior to the end of the initial Term if Tenant has given notice of intent to exercise its renewal option, advise Tenant of Landlord’s determination of Current Market Rate. If the parties are unable to agree upon the Current Market Rate, such dispute shall be settled as described in Paragraphs 30.H. and 34 hereof.

33. CONSENTS.

Whenever under any terms or provisions of this Lease either party’s consent or approval is required or requested or performance by either party of any act or other matter or thing is to be to the satisfaction of or acceptable to the other party, such consent or approval shall not be unreasonably withheld or delayed and such party shall not be unreasonable in withholding its satisfaction or acceptance always excepting any instance where it is provided that such party may act arbitrarily or at its discretion and any instance in which specific standards for consent or approval are provided in this Lease.

34. DETERMINATION BY ARBITRATION.

In the event of the failure of the parties to agree as to Current Market Rate, such dispute shall be determined by arbitration as hereinafter provided. Landlord and Tenant shall each appoint a fit and impartial person as arbitrator who shall have had at least ten (10) years’ experience in the commercial real estate industry. Such appointment shall be signified in writing by each party to the other. The arbitrators so appointed shall appoint a third arbitrator within ten (10) days after the appointment of the second arbitrator. In the case of the failure of such arbitrators (or the arbitrators appointed as hereinafter provided) to agree upon a third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association, or its successor, from its qualified panel of arbitrators, and shall be a person having at least ten (10) years’ experience in the commercial real estate industry. In case either party shall fail to appoint an arbitrator within a period of ten (10) days after written notice from the other party to make such appointment, then the American Arbitration Association shall appoint a second arbitrator having at least ten (10) years’ experience in the commercial real estate industry. The two (2) arbitrators so appointed shall appoint a third arbitrator within ten (10) days after the appointment of the second arbitrator.

The arbitrators shall proceed with all reasonable dispatch to determine the question submitted. The decision of the arbitrators shall in any event be rendered within thirty (30) days after their appointment, or within such other period as the arbitrators shall order or the parties shall agree, and such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to each of the parties who appointed them. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (or its successor) and applicable Illinois law, and the decision of a majority of the arbitrators shall be binding, final and conclusive on the parties. The fees of the arbitrators and the expenses incident to the proceedings shall be borne equally between Landlord and Tenant. The fees of respective counsel engaged by the parties, and the fees of expert witnesses and other witnesses called for by the parties, shall be paid by the respective party engaging such counsel or calling or engaging such witnesses.

If Landlord and Tenant are unable to reach agreement on Current Market Rate in any situation, then prior to submitting their dispute to the arbitrators, Landlord and Tenant shall each simultaneously submit to the other its good faith estimate of Current Market Rate in such situation. If the higher estimate is not more than one hundred five percent (105%) times the lower, then the Current Market Rate shall be the average of the two estimates. If the higher estimate is more than one hundred five percent (105%) times the lower, then the arbitrators shall determine the Current Market Rate.

Notice of appointment of the arbitrators shall be given in all instances to any mortgagee who prior thereto shall have given Tenant a written notice specifying its name and address. If a dispute shall be submitted to arbitration as hereinabove provided, such mortgagee shall have the right to be present at such arbitration proceedings; provided, however, that such presence shall be in association with Landlord and shall not be deemed to entitle such mortgagee to appoint an additional arbitrator nor to enlarge Landlord’s rights in such arbitration proceeding, it being the intention of the parties that such mortgagee shall have solely the right to be present at the arbitration proceeding.

LANDLORD:

HARRIS TRUST AND SAVINGS BANK, not individually but as trustee as aforesaid

By:	Illegible
	Its	Vice President

LEO BURNETT COMPANY, INC.

By:	Illegible
	Its	Illegible

TENANT:

WINSTON & STRAWN, an Illinois general partnership

By:	Illegible
	Its	Illegible